++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus Supplement                           Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated                                 Registration No.: 333-90997
November 22, 1999)                                   Registration No.: 333-91857
[LOGO OF UNITED GLOBAL APPEARS HERE]
                     10,000,000 Shares Class A Common Stock
                          5,000,000 Depositary Shares
                     Each Representing 1/20th of a Share of
           7% Series D Senior Cumulative Convertible Preferred Stock
        (Liquidation Preference Equivalent to $50 per Depositary Share)

--------------------------------------------------------------------------------
UnitedGlobalCom:
 . We are the largest provider, in terms of subscribers, of broadband communications services outside the United States, including multi-channel television, telephone and high-speed Internet/data services.
 . UnitedGlobalCom, Inc.
 4643 South Ulster Street, Suite 1300
 Denver, Colorado 80237
 (303) 770-4001
The Offering:
 . We are offering all of these shares and will receive all of the net proceeds of this offering.
 . Use of Proceeds: For general corporate purposes, which may include acquisitions, investment in our existing or new businesses, payment of indebtedness and other obligations and working capital.
 . Over-allotment Option: The underwriters may, under certain circumstances, purchase up to an additional 1,500,000 shares of Class A common stock and 750,000 depositary shares at the public offering price less the underwriting discount.
 . Closing: December 7, 1999.
Common Stock:
 . Our Class A common stock is traded on the Nasdaq National Stock Market under the symbol "UCOMA." On December 1, 1999, the last reported sales price was $50.75 per share.
Depositary Shares:
 . Each depositary share represents ownership of 1/20th of a share of 7% Series
  D Senior Cumulative Convertible Preferred Stock.
 . Deposit Account: The purchasers of the depositary shares will deposit approximately $17.5 million into an account from which the holders will be entitled to quarterly payments in an amount equal to $0.8750 per depositary share commencing on December 31, 1999 through September 30, 2000, in cash or Class A common stock at our option.
 . Listing: We have applied for the depositary shares to be listed on the Nasdaq
  National Stock Market under the symbol "UCOMP."
Preferred Stock:
 . Perpetual period.
 . Dividends: Quarterly on March 31, June 30, September 30, and December 31 of each year, commencing on December 31, 2000 payable in cash or Class A common stock at our option.
 . Conversion Right: Convertible at any time in whole or in part into shares of our Class A common stock.
 . Conversion Price: $63.79 per depositary share, subject to adjustment (equal to an initial conversion ratio of 0.7838 shares of our Class A common stock for each depositary share).
 . Redemption: We have the right to redeem the preferred stock in certain circumstances in cash or Class A common stock.
 . Change of Control: Holders will have a one-time option to convert their shares into Class A common stock at an adjusted conversion price upon the occurrence of a change of control.

-------------------------------------------------------------------------------------
                           Price to   Underwriting Discounts   Deposit   Proceeds to
                            Public       and Commissions       Account     Company
-------------------------------------------------------------------------------------
Per Class A Common
 Share.................. $    50.6250      $    0.8856               --  $    49.7394
Per Depositary Share.... $    50.0000      $    1.2500       $    3.5000 $    45.2500
Total................... $756,250,000      $15,106,000       $17,500,000 $723,644,000

--------------------------------------------------------------------------------

    This investment involves risk. See "Risk Factors" beginning on page S-9.

--------------------------------------------------------------------------------
  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                           Joint Bookrunning Managers

Donaldson, Lufkin & Jenrette                          Morgan Stanley Dean Witter

                                  ----------
Goldman, Sachs & Co.                                         Merrill Lynch & Co.

December 2, 1999

                            [ARTWORK APPEARS HERE]

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including incorporated documents include forward-looking statements within the meaning of the federal securities laws. We base forward-looking statements on our reasonable beliefs, assumptions and expectations of our future economic performance, taking into account information currently available to us. However, forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the expected outcomes and results expressed or implied in such forward-looking statements. Some of the risks and uncertainties which could cause actual outcomes and results to differ materially from our expectations include:

  . the impact of general economic conditions;

  . industry-wide market factors, including competition;

  . our ability to identify and complete acquisitions and successfully integrate the operating philosophies and practices of the businesses we acquire;

  . financial performance of start-up operations;

  . capital expenditure requirements;

  . regulatory developments affecting our operations, acquisitions and dispositions;

  . interest rates;

  . taxes; and

  . access to capital markets.

The words "believes," "anticipates," "expects" and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.
                               TABLE OF CONTENTS
                             Prospectus Supplement

                                                                            Page
Special Note on Forward-Looking Statements.................................  S-i
Prospectus Summary.........................................................  S-1
Risk Factors...............................................................  S-9
Use of Proceeds............................................................ S-20
Price Range of Our Class A Common Stock.................................... S-20
Currency Convenience Translation........................................... S-21
Description of Common Stock................................................ S-22
Description of the Depositary Shares....................................... S-23
Description of the Preferred Stock......................................... S-29
Certain United States Federal Tax
 Consequences.............................................................. S-39
Underwriting............................................................... S-47
Legal Matters.............................................................. S-50

                                   Prospectus
UnitedGlobalCom, Inc.......................................................    2
Use of Proceeds............................................................    2
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends...........    3
Description of Capital Stock...............................................    4
Description of the Debt Securities.........................................    7
Book-Entry Issuance........................................................   11
Selling Stockholders.......................................................   12
Plan of Distribution.......................................................   13
Legal Matters..............................................................   14
Experts....................................................................   14
Where You Can Find More Information........................................   16
Incorporation of Certain Documents by Reference............................   17

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the securities. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents incorporated by reference. The information in this prospectus reflects the two-for-one split of our common stock that was effective December 1, 1999. Some of the financial and operating figures appearing in this prospectus are qualified by the terms "aggregate," "proportionate" and "consolidated." When we refer to information as "aggregate," we mean that the information is given in respect of all systems in which we hold any equity interest that we either consolidate or account for using the equity method for financial accounting purposes in accordance with the applicable generally accepted accounting principles as though we wholly own them. When we refer to information as "proportionate," we mean that we have multiplied the figures attributable to each operating system in which we own any equity interest by our percentage of the equity of that system we own. When we refer to information as "consolidated," we mean that the figures we present are the sum of those for all systems we consolidate in accordance with applicable generally accepted accounting principles. All references in this offering memorandum to "dollars" and "$" are to United States dollars. We have converted foreign currency amounts to United States dollars using September 30, 1999 exchange rates. See "Currency Convenience Translation."

                                  The Company

   We are the largest broadband communications provider outside the United States. We provide multi-channel television services in 22 countries worldwide and telephone and Internet/data services in a growing number of our international markets. Our operations are grouped into three major geographic regions: Europe, Asia/Pacific and Latin America. Our European operations are held through our majority-owned, publicly traded subsidiary, United Pan-Europe Communications N.V., which is the largest European broadband communications (multi-channel television, telephone and Internet/data) provider in terms of numbers of subscribers. UPC had a market capitalization of approximately $14.0 billion based on the closing trade price on the Nasdaq National Stock Market on December 1, 1999. Our Asia/Pacific operations are primarily held through our majority-owned, publicly traded subsidiary, Austar United Communications Limited, which owns the largest provider of multi-channel television services in regional Australia, various Australian programming interests and the only full service provider of broadband communications in New Zealand. Austar United had a market capitalization of approximately $1.8 billion based on the closing trading price on the Australian Stock Exchange on December 1, 1999. Our primary Latin American operation is VTR Hipercable S.A., Chile's largest multi-channel television provider and a growing provider of telephone services.

   As of September 30, 1999, our systems on an aggregate basis passed approximately 13.0 million homes and served approximately 6.6 million basic video subscribers. As of the same date, our consolidated systems passed approximately 11.5 million homes and had approximately 5.8 million subscribers. In addition, our programming operations reach approximately 7.9 million programming subscribers throughout the world. For the nine months ended September 30, 1999, we had revenues of $460.6 million. If the systems we have acquired during this year would have been acquired on January 1, 1999, we would have had revenues of approximately $658.2 million for the same period. Since the beginning of 1994, we have increased our aggregate subscriber base at a compounded annual rate of approximately 55.1%. During the same period, we increased the revenue for the systems we consolidated for financial reporting purposes at a compounded annual rate of approximately 221.8%.

   Our operating companies consist primarily of highly penetrated, mature broadband systems that generate stable cash flow. We also operate a number of earlier stage broadband businesses. Our primary goal in the majority of these markets is to capitalize on the opportunity to increase revenues and cash flows through the introduction of new and expanded video programming services and the launch of telephone and Internet/data services over our broadband communications networks. Today, we are a full-service provider of these video, voice and Internet/data services in most of our Western European markets and in Chile and New Zealand. As of September 30, 1999, our systems had over 245,000 telephone lines and 84,000 high-speed Internet/data customers on an aggregate basis.

                              Recent Developments

   On December 1, 1999, we effected a two-for-one stock split for our common stock. The stock split increased our outstanding Class A common stock from approximately 35.0 million shares to approximately 69.9 million shares and Class B common stock from approximately 9.7 million shares to approximately
19.3 million shares. As a result of the stock split, prior to this offering, we had outstanding approximately 89.3 million shares of common stock. This prospectus supplement and accompanying prospectus reflect this stock split.

                               Other Information

   We were incorporated in 1989 as a Delaware corporation. Our main offices are located at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237. Our telephone number is (303) 770-4001. Our fax number is (303) 770-4207.

                 Summary Aggregate Operating and Financial Data

   In the tables below, we show selected operating statistics and financial information on an aggregate basis for our operating systems as of and for the nine months ended September 30, 1999. These tables also show our ownership percentage as of September 30, 1999. Our percentage interest in UPC was 61.5% as of September 30, 1999, but is currently 55.1% as a result of UPC's October 1999 equity offering. In France, Romania and the Slovak Republic, we have varying ownership interests in a number of systems. The financial information presented in the tables below has been taken from unaudited financial information of the respective operating companies that were providing service as of September 30, 1999. Certain information presented in these tables has been derived from financial statements prepared in accordance with foreign generally accepted accounting principles which differ from U.S. generally accepted accounting principles. The revenue and Adjusted EBITDA amounts have been converted to United States dollars using September 30, 1999 exchange rates (except for Chile whose functional currency is the Chilean peso, but whose reporting currency is the United States dollar).

                                          As of and for the Nine Months ended September 30, 1999
                          -----------------------------------------------------------------------------------------
                                      Homes in             Two-way     Basic
                           United     Service     Homes     Homes   Subscribers/    Basic             Adjusted
                          Ownership     Area     Passed    Passed      Lines     Penetration Revenue   EBITDA
                          ---------  ---------- --------- --------- ------------ ----------- -------- --------
UPC (Europe)                   55.1%
Multi-channel TV
 Subscribers:
 The Netherlands........       61.5%  1,710,192 1,652,887 1,311,887  1,515,802      91.7%    $124,695 $ 45,382
 Austria................       58.4   1,081,710   908,030   734,440    461,589      50.8       63,220   35,228
 Hungary (UPC
  Magyarorszag).........       48.7     901,500   624,898       --     498,325      79.7       25,871    8,838
 Israel.................       28.7     610,500   599,443   377,234    415,754      69.4      125,756   56,102
 Norway.................       61.5     529,000   466,742    44,492    324,469      69.5       36,476   15,838
 Belgium................       61.5     133,090   133,090   131,816    123,952      93.1       11,643    3,682
 Malta..................       30.8     175,000   167,744       --      75,000      44.7       11,886    4,872
 Romania................  31.4-61.5     240,000   143,274       --      94,234      65.8        1,907      789
 Czech Republic.........       61.5     239,484   160,558       --      56,638      35.3        3,623     (351)
 Hungary (Monor) (1)....       29.2      85,000    70,061       --      32,011      45.7          N/A      N/A
 France.................  58.6-61.3   1,265,827   900,020   238,309    331,029      36.8       13,165    3,005
 Poland (2).............       61.5   1,950,000 1,705,569       --   1,165,504      68.3       14,639  (16,437)
 Sweden.................       61.5     770,000   421,624    72,679    241,359      57.2        5,163    2,761
 Slovak Republic........  58.4-61.5     344,343   220,399       --     191,592      86.9        2,844      756
                                     ---------- --------- ---------  ---------               -------- --------
 Total..................             10,035,646 8,174,339 2,910,857  5,527,258               $440,888 $160,465
                                     ---------- --------- ---------  ---------               -------- --------
Telephone Lines:
 Hungary (Monor)........       29.2%     85,000    85,000       N/A     72,880      85.7%    $ 15,009 $  9,713
 The Netherlands (3)....       61.5   1,710,192   723,492       N/A     67,156       9.3       17,169   (6,857)
 Austria................       58.4   1,081,710   531,653       N/A     17,551       3.3        3,286   (7,148)
 France.................  58.6-61.3   1,265,827    95,515       N/A      8,593       9.0        1,161   (3,492)
 Norway.................       61.5     529,000    23,535       N/A      1,928       8.2          130   (4,752)
                                     ---------- --------- ---------  ---------               -------- --------
 Total..................              4,671,729 1,459,195       N/A    168,108               $ 36,755 $(12,536)
                                     ---------- --------- ---------  ---------               -------- --------
Data Subscribers:
 Internet (4)...........  48.7-61.5%        N/A       N/A       N/A     79,039       N/A     $ 14,595 $(11,760)
                                     ---------- --------- ---------  ---------               -------- --------
Programming Subscribers:
 Spain/Portugal (IPS)...       30.8%        N/A       N/A       N/A  1,085,000       N/A     $ 21,112 $  9,318
 Ireland (Tara).........       49.2         N/A       N/A       N/A  1,168,548       N/A          658   (3,444)
                                     ---------- --------- ---------  ---------               -------- --------
 Total..................                    N/A       N/A       N/A  2,253,548               $ 21,770 $  5,874
                                     ---------- --------- ---------  ---------               -------- --------

------------
(1) Financial information is included as part of Telephone Lines below.
(2) Includes revenue and Adjusted EBITDA from sales of programming to other operators.
(3) Does not include negative Adjusted EBITDA of $1.5 million for Priority Telecom, consisting primarily of corporate level expenses.
(4) Does not include negative Adjusted EBITDA of $37.4 million for chello broadband in The Netherlands, consisting primarily of corporate level expenses.

                                       As of and for the Nine Months Ended September 30, 1999
                          --------------------------------------------------------------------------------
                                    Homes in            Two-way    Basic
                           United    Service    Homes    Homes  Subscribers/    Basic             Adjusted
                          Ownership   Area     Passed   Passed     Lines     Penetration Revenue   EBITDA
                          --------- --------- --------- ------- ------------ ----------- -------- --------
Austar United
 (Australia/New Zealand)     75.5%
Multi-channel TV
 Subscribers:
 Australia (Austar).....     75.5%  2,085,000 2,083,108     --     360,708      17.3%    $102,956 $ (7,913)
 New Zealand............     75.5     141,000    83,582  83,071     13,907      16.6        1,442   (2,706)
                                    --------- --------- -------  ---------               -------- --------
 Total..................            2,226,000 2,166,690  83,071    374,615               $104,398 $(10,619)
                                    --------- --------- -------  ---------               -------- --------
Telephone Lines:
 New Zealand............     75.5%    141,000    83,071     N/A     20,547      24.7%    $  4,623 $ (2,140)
                                    --------- --------- -------  ---------               -------- --------
Data Subscribers:
 New Zealand............     75.5%        N/A       N/A     N/A      4,826       N/A     $    826 $   (110)
                                    --------- --------- -------  ---------               -------- --------
Programming Subscribers:
 Australia (XYZ
  Entertainment)........     37.8%        N/A       N/A     N/A    870,972       N/A     $ 22,359 $  9,960
                                    --------- --------- -------  ---------               -------- --------
Other Asia/Pacific
Multi-channel TV
 Subscribers:
 Philippines............     19.6%    600,000   425,239     --     178,153      41.9%    $ 13,074 $  3,920
                                    --------- --------- -------  ---------               -------- --------
Latin America               100.0%
Multi-channel TV
 Subscribers:
 Chile..................    100.0%  2,350,000 1,609,461 327,212    389,858      24.2%    $ 83,459 $ 13,408
 Mexico.................     49.0     341,600   229,451     --      57,441      25.0        9,311    2,922
 Brazil (Jundiai).......     46.3      70,200    66,563     --      17,877      26.9        4,245    1,532
 Brazil (TVSB)..........    100.0     437,000   306,000     --      15,107       4.9        3,006   (1,519)
 Peru...................     62.2     140,000    61,268     --       8,733      14.3        1,758     (542)
                                    --------- --------- -------  ---------               -------- --------
 Total..................            3,338,800 2,272,743 327,212    489,016               $101,779 $ 15,801
                                    --------- --------- -------  ---------               -------- --------
Telephone Lines:
 Chile..................    100.0%  2,350,000   345,160     N/A     56,623      16.4%    $  9,507 $  4,127
                                    --------- --------- -------  ---------               -------- --------
Data Subscribers:
 Chile..................    100.0%        N/A       N/A     N/A        706       N/A     $     32 $    --
                                    --------- --------- -------  ---------               -------- --------
Programming Subscribers:
 Latin American.........     50.0%        N/A       N/A     N/A  4,775,465       N/A     $  5,074 $ (9,521)
                                    --------- --------- -------  ---------               -------- --------

                               As of and for the Nine Months Ended September 30, 1999
                         -------------------------------------------------------------------
                          Homes in              Two-way     Basic
                          Service     Homes      Homes   Subscribers/          Adjusted
                            Area      Passed    Passed      Lines     Revenue   EBITDA
                         ---------- ---------- --------- ------------ -------- --------
Total Company Based on
 Aggregate Data:
  Multi-channel TV
   Subscribers.......... 16,200,446 13,039,011 3,321,140  6,569,042   $660,139 $169,567
  Telephone Lines.......  7,162,729  1,887,426       N/A    245,278     50,885  (10,549)
  Data Subscribers......        N/A        N/A       N/A     84,571     15,453  (11,870)
  Programming
   Subscribers..........        N/A        N/A       N/A  7,899,985   $ 49,203 $  6,313

Total Company Based on
 Consolidated Systems
 (1):
  Multi-channel TV
   Subscribers.......... 14,318,146 11,480,510 2,943,906  5,792,806   $397,353 $ 82,630
  Telephone Lines.......  7,077,729  1,802,426       N/A    172,398     35,891  (21,746)
  Data Subscribers......        N/A        N/A       N/A     84,571     19,163  (49,143)
  Programming
   Subscribers..........        N/A        N/A       N/A  1,168,548   $  8,239 $(29,660)

Total Company Based on
 Proportionate Data:
  Multi-channel TV
   Subscribers.......... 10,595,393  8,447,497 2,033,039  3,905,627   $396,102 $ 82,883
  Telephone Lines.......  5,259,882  1,261,277       N/A    151,448     30,655   (8,103)
  Data Subscribers......        N/A        N/A       N/A     52,041      9,349   (7,316)
  Programming
   Subscribers..........        N/A        N/A       N/A  3,625,088   $ 17,793 $    171

------------
(1) Local currency revenue and Adjusted EBITDA amounts have been converted to dollars using average exchange rates for the period consolidated in our financial statements in accordance with United States generally accepted accounting principles.

   We have presented "Adjusted EBITDA" statistics in the tables above and elsewhere in this prospectus. The term "Adjusted EBITDA" represents profit
(loss) as determined using generally accepted accounting principles of the local country, which differ from those of the United States, before:

   .extraordinary items,
   .income tax expense,
   .miniority interest,
   .share in results of affiliated companies (net), .other non-operating income (expense) items,
   .currency exchange gains (losses),
   .net interest expense,
   .gain on issuance of common equity securities by subsidiaries, .depreciation,
   .amortization and
   .stock-based compensation charges.

   We understand that industry analysts may consider Adjusted EBITDA to be a helpful way to measure the performance of multi-channel television operations and communications companies such as ourselves. We believe Adjusted EBITDA helps investors to assess the cash flow from our operations from period to period and thus to value our business. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. Not all companies and analysts calculate EBITDA or Adjusted EBITDA in the same manner.

                                  The Offering

Securities Offered.......... 10,000,000 shares of Class A common stock, par value $.01 per share.

                             5,000,000 depositary shares, each representing 1/20th of a share of 7% Series D Senior Cumulative Convertible Preferred Stock, par value $.01 per share.

                             Additionally, we have granted the underwriters an option for 30 days to purchase up to an additional 1,500,000 shares of Class A common stock and 750,000 depositary shares at the initial offering price solely to cover over-allotments, if any.

Use of Proceeds............. We will use the net proceeds of this offering
                             (after expenses) of approximately $722.6 million for general corporate purposes, which may include acquisitions, investment in our existing or new businesses, payment of indebtedness and other obligations and working capital. See "Use of Proceeds."

Risk Factors................ This offering involves a high degree of risk. See
                             "Risk Factors" beginning on page S-9.

Class A Common Stock

Common stock to be
outstanding after this
offering:

 Class A common stock(1).... 79,931,824 shares

 Class B common stock(2).... 19,323,940 shares

  Total..................... 99,255,764 shares

Voting Rights............... Holders of Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, and holders of Class B common stock are entitled to ten votes per share. Both classes vote together as a single class on all matters, except where class voting is required by the Delaware General Corporation Law.

Nasdaq National Stock
Market Symbol...............
                             "UCOMA"

On December 1, 1999, the last reported sales price was $50.75 per share.
--------------------
(1) Based upon the number of shares of Class A common stock outstanding at November 26, 1999. Does not include Class A common stock issuable upon conversion of the Class B common stock. Each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock. Assuming full conversion into Class A common stock of all Class B common stock, a total of 99,255,764 shares of Class A common stock would be outstanding immediately after this offering. This amount does not include 6,161,022 shares of Class A common stock reserved under the Company's Stock Option Plan, and 1,747,500 shares of Class A common stock reserved under the Company's Stock Option Plans for Non-Employee Directors. Options to purchase a total of 4,400,124 shares of the reserved Class A common stock were outstanding under these plans as of November 26, 1999.
(2) Based upon the number of shares of Class B Common Stock outstanding at November 26, 1999. Assumes no further conversion of Class B Common Stock into Class A Common Stock.

Depositary Shares

Liquidation Preference......
                             $50 per depositary share (equivalent to $1,000 per share of preferred stock).

Securities Account.......... Simultaneously with the closing of the offering, the purchasers of the depositary shares will deposit approximately $17.5 million into an account (the "Securities Account"), and will be entitled to quarterly cash payments from the Securities Account in an amount equal to $0.8750 per depositary share (equivalent to $17.50 per share of Preferred Stock) (the "Quarterly Return Amount"), on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 1999 through and including September 30, 2000. We may, prior to the date on which any Quarterly Return Amount would otherwise be payable, deliver notice instructing the deposit agent to purchase from us, for transfer to each holder of depositary shares, in lieu of the Quarterly Return Amount, that number of whole shares of common stock, determined by dividing the Quarterly Return Amount by the "Market Value Amount" as of the date of such notice. The Market Value Amount is equal to 97% of the market value of the common stock if a shelf registration statement relating to such shares is then current or to 93% of the market value of the common stock. Any amounts remaining in the Securities Account, as of September 30, 2000, after giving effect to the payment of the Quarterly Return Amount, will be paid to us.

Dividends...................
                             Dividends will begin to accumulate on the depositary shares from October 1, 2000. Holders of the depositary shares are entitled to receive cumulative annual dividends of 7% of the Liquidation Preference of their depositary shares, payable quarterly in arrears out of assets legally available therefor on March 31, June 30, September 30 and December 31 of each year when, and if declared by the Board of Directors, commencing December 31, 2000. Dividends, to the extent declared by the Company's Board, may, at the option of the Company, be paid in cash, by delivery of fully paid and nonassessable shares of our common stock, determined by dividing the dividend amount by the Market Value Amount, or a combination thereof.

Conversion Rights........... Each outstanding depositary share may be converted at any time at the option of the holder into such number of fully paid and nonassessable shares of Class A common stock as is equal to the Liquidation Preference per depositary share divided by an initial conversion price of $63.79 (the "Conversion Price"). The Conversion Price is subject to adjustment upon the occurrence of certain events. We have the right to require conversion of all of your shares of preferred stock into shares of common stock at prices specified herein if:

                             . on or after December 31, 2002 the closing price
                               of our common stock has equalled or exceeded
                               130% of the Conversion Price (as adjusted) for at least 20 of 30 consecutive trading days, or

                             . on or after June 30, 2001, the closing price of
                               our common stock has equalled or exceeded 150% of the Conversion Price (as adjusted) for at least 20 of 30 consecutive trading days.

Optional Redemption......... The preferred stock (and the corresponding depositary shares) may not be redeemed prior to December 31, 2002. On or after December 31, 2002 the preferred stock (and the corresponding depositary shares) may be redeemed, in whole or in part, at our option in cash, by delivery of fully paid and nonassessable shares of common stock determined by dividing the redemption amount by the Market Value Amount, or a combination thereof, initially at the redemption prices set forth herein, plus in each case all accumulated and unpaid dividends to the redemption date.

Change of Control........... Upon any Change of Control, we will make a temporary adjustment in the Conversion Price so that it will equal the greater of (1) the Market Value (as defined) ending on the date on which a Change of Control event occurs and (2) 66 2/3% of the Market Value as of the issue date of the preferred stock. In lieu of issuing the shares of common stock issuable upon conversion in the event of a Change of Control, we may, at our option, make a cash payment equal to the market value of the shares of common stock otherwise issuable.

Ranking..................... The preferred stock will rank senior to our common stock and pari passu with our existing preferred stock. See "Description of the Preferred Stock--Ranking."

Voting Rights............... Except as required by law, the holders of the preferred stock (and the corresponding depositary shares) will have no voting rights unless dividends or Quarterly Return Amounts payable on the preferred stock are in arrears for six quarterly periods, in which case the holders of the preferred stock voting separately as a class with the shares of any other preferred stock or preference securities having similar voting rights, will be entitled at our next regular or special meeting of stockholders to elect two directors (such rights will continue until such time as the dividend arrearage on the preferred stock has been paid in full). The affirmative vote or consent of holders of at least 66 2/3% of the outstanding preferred stock will be required for the issuance of any class or series of our stock (or security convertible into stock) ranking senior to the preferred stock as to dividends or liquidation rights and for amendments to our certificate of incorporation that would affect adversely the rights of holders of the preferred stock. The owners of depositary shares will be entitled to direct the voting of the shares of preferred stock represented thereby.

Listing..................... We have applied for the depostory shares to be listed on the Nasdaq National Stock Market under the symbol "UCOMP."

   For a more complete description of the depositary shares and the preferred stock, see "Description of the Depositary Shares" and "Description of the Preferred Stock."

                                  RISK FACTORS

   An investment in the securities offered hereby is subject to a number of risks. You should consider carefully the following risk factors, as well as the more detailed descriptions cross-referenced to the body of this prospectus supplement, all of the other information in this prospectus, the accompanying prospectus and the information in the documents incorporated by reference.

We are restricted from paying cash dividends and from redeeming the preferred stock; we also could be prevented from paying dividends on shares of our common stock

  The terms of the preferred stock permit us to use cash to pay dividends and redeem the preferred stock. We do not believe, however, that we will be able to pay dividends in cash or to redeem the preferred stock for cash for the forseeable future. The terms of the instruments governing our indebtedness restrict our ability to pay cash dividends and to redeem the preferred stock. Our ability to pay cash dividends and redeem our preferred stock will depend on our meeting certain financial criteria, which in turn will require significant improvements in our Adjusted EBITDA and consolidated net worth. Even if the terms of the instruments governing our indebtedness allow us to pay cash dividends and to redeem the preferred stock, under Delaware law we can make such payments only from our "surplus" (the excess of our total assets over the sum of our liabilities plus the par value of our outstanding capital stock) or net income and we cannot assure you that we will have any surplus or net income. Moreover, without surplus, we cannot pay dividends on shares of our common stock.

Your right to receive liquidation and dividend payments on the preferred stock is junior to our existing and future indebtedness and to all of the liabilities of our subsidiaries

  Our obligations with respect to the preferred stock do not constitute indebtedness and with respect to liquidation and dividend payments rank junior to all present and future indebtedness and other payment obligations of ours and of our subsidiaries, on parity with our Series B preferred stock, Series C preferred stock and all future capital stock designated as on parity and senior to all classes of common stock and any junior preferred stock. Further, the claims of creditors of our subsidiaries will be effectively senior to all payments, including liquidation and dividend payments on the preferred stock. As of September 30, 1999, we had approximately $5.8 billion of indebtedness and other liabilities (including capitalized lease obligations and trade payables of our subsidiaries), all of which would have been senior in right of payment to the preferred stock. In October 1999, UPC incurred $1.0 billion of additional long-term debt. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the convertible preferred stock only after all of our indebtedness has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the preferred stock then outstanding and any preferred stock ranking on parity with the preferred stock. See "Description of the Preferred Stock-- Ranking."

We have no significant assets other than stock of our subsidiaries and the proceeds generated from sales of our securities; once these proceeds are spent, we will depend on our subsidiaries to generate the funds needed to operate our business

  All of our operations are conducted through our subsidiaries. Our only material assets consist of the stock of our subsidiaries and the proceeds raised from the sale of our equity and debt securities, all of which we have loaned or contributed, or intend to loan or contribute, to our subsidiaries. We will have to rely upon dividends and other payments from our subsidiaries to generate the funds necessary to repurchase the preferred stock or make cash dividend payments, if any. Our subsidiaries, however, are legally distinct from us and have no obligation, contingent or otherwise, to pay amounts due pursuant to the preferred stock or to make funds available for these payments. Our subsidiaries have not guaranteed the preferred stock. The ability of our subsidiaries to make dividend and other payments to us is subject to, among other things, the availability of funds, the terms of our subsidiaries' indebtedness and applicable state laws. There are significant restrictions on the payment of dividends to us contained in the instruments governing the obligations of our subsidiaries. As many of our subsidiaries are currently in early stages of development, they likely will not have the ability to make such payments to us regardless of any restrictions in debt instruments for the foreseeable future.

Our ability to issue senior preferred stock in the future could adversely affect the rights of holders of preferred stock and our common stock

  We are authorized to issue preferred stock in one or more series on terms that may be determined at the time of issuance by our Board of Directors. In certain instances, a series of preferred stock could include voting rights, preferences as to dividends and liquidation, conversion and redemption rights senior to the existing preferred stock, and in all instances, senior to our common stock. The future issuance of preferred stock could effectively diminish or supersede the dividends and Liquidation Preferences of the preferred stock and adversely affect our common stock.

The exercise or conversion of our outstanding options and other convertible securities into common stock will dilute the percentage ownership of our other stockholders; the sale of such common stock in the open market could adversely affect the market price of our common stock

  There are outstanding options to purchase approximately 4.4 million shares of our common stock as of November 26, 1999 and more options will be granted in the future under our employee and non-employee director benefit plans. Additionally, our outstanding preferred stock, as of September 30, 1999, is convertible into approximately 12.6 million shares of our common stock. A large number of the shares of common stock underlying such securities as well as the preferred stock offered hereby are or will be registered for resale under the Securities Act. The exercise or conversion of outstanding stock options or other convertible securities and the payment of common stock as dividends or otherwise on the preferred stock offered hereby will dilute the percentage ownership of our other stockholders, including you. In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of such stock options or convertible securities, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock.

The sale of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock

  Substantially all of our currently outstanding shares of common stock have been registered for sale under the Securities Act, are eligible for sale under an exemption from the registration requirements or are subject to registration rights pursuant to which holders may require us to register such shares in the future. Sales or the expectation of sales of a substantial number of shares of our common stock could adversely affect the prevailing market price of our common stock.

Our substantial indebtedness could adversely affect our financial health

   We are highly leveraged. As of September 30, 1999, we had consolidated long-term debt of approximately $5.1 billion which includes parent company debt of $1.2 billion and subsidiary level debt of $3.9 billion. Pro forma for UPC's debt offering in October 1999, we had consolidated long-term debt of approximately $6.1 billion.

   We currently believe that cash on hand, cash flow from our future operations, asset sales and our borrowing capacity will be sufficient to meet our obligations as they become due. In certain circumstances, some of which may be beyond our control, we may have to repay the indebtedness prior to when it is scheduled to be repaid. We may not be able to satisfy all of the conditions necessary for our lenders to continue to lend us money under our existing credit facilities. Some of these conditions are beyond our control. We also cannot assure you that circumstances will not require us to sell assets or obtain additional equity or debt financing at our level or those of our subsidiaries and affiliates. We may not at such time be able to sell assets or obtain additional financing on reasonable terms or at all.

   The degree to which we will be leveraged could have important consequences to you, including, but not limited to, the following:

  . a substantial portion of our cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes,

  . our ability to obtain additional financing in the future could be limited,

  . certain of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates, and

  . our ability to execute our business plan, to compete effectively, to respond adequately to unforseen events and to take advantage of opportunities could be limited.

Our acquisitions strategy involves significant inherent risks

   A key element of our publicly traded subsidiaries' growth strategy is to continue acquiring systems near our current systems and to increase the percentage we own in some systems, allowing us to upgrade and improve our current services and to achieve economies of scale. We are almost continuously engaged in discussions or negotiations regarding the acquisition of businesses and systems, some potentially material in relation to our size. Any future acquisitions will be accompanied by risks such as:

  . Difficulty of identifying appropriate acquisitions. Our growth may suffer if we are not able to identify and acquire cable/telephony systems that are either near our existing networks or are large enough to serve as the basis for expanded operations.

  . Time of senior management. Our senior management may not be able to devote their full attention to managing our existing business because of the time they must spend negotiating agreements and monitoring acquisition activities.

  . Potential regulatory issues. We may not be able to obtain the required approvals for acquisitions from the relevant regulatory authorities.

  . Difficulties in completing acquisitions. We may not be able to satisfy conditions that sellers of networks may demand in order to close acquisitions. In addition, there may be significant legal and contractual issues in connection with acquisitions, such as change of control provisions in licenses and agreements, that could delay or prevent completion. Finally, we may not be able to raise the financing necessary to pay for such acquisitions.

  . Entry into new markets. If we consummate acquisitions in markets in which we have not previously operated, we will have no prior experience in dealing with local regulators or with local market conditions.

We may not be able to raise sufficient capital to fund our acquisitions strategy

   We will need to raise significant capital to consummate and to fund our acquisitions strategy. We may raise further capital by selling assets, issuing debt or equity or borrowing funds at either our level or at the level of our subsidiaries and affiliates. We are not sure whether we will be able to raise capital through any of these or other methods. If we cannot, we may not be able to grow by acquiring systems as we intend. In addition, our acquisitions strategy exposes us to the risk of unanticipated expenditures. For example, we may be liable for liabilities not disclosed to us in the purchase of such businesses, or we may have to incur greater capital expenditure than we intended, in relation to a particular acquisition.

We cannot be certain that we will be successful in integrating acquired businesses into ours

   Our success depends, in part, upon the successful integration of the new acquisitions and any future acquisitions we make. Although we believe that the consummation of the new acquisitions will result in significant benefits and synergies, the integration of these businesses will also present significant challenges, including:

  . realizing economies of scale in interconnection, programming and network operations, and eliminating duplicate overheads, and

  . integrating networks, financial systems and operational systems.

   We cannot assure you that, with respect to our recent acquisitions, as well as future acquisitions, that we:

  . will realize any anticipated benefits, or

  . will successfully integrate any acquired business with our operations.

Failure to raise necessary capital could restrict the development of our network and the introduction of new services

   The video, telephone and Internet data businesses are capital intensive because they require extensive telecommunications infrastructure, equipment and labor; we may not have access to sufficient capital to remain competitive. Lack of capital could harm our business.

   Many of our operating companies are expanding and upgrading their networks to offer new services. Technological change may make even more upgrades necessary if our operating companies are to compete effectively in their markets. Our financial resources, even with the proceeds from this offering, may not be enough for our capital needs. Also, we plan that equipment vendors will finance a good part of the cost of the equipment for our new services. This vendor financing is not yet in place. We may not be able to secure vendor financing on satisfactory terms, if at all. Not upgrading our operating systems or making other planned capital expenditures could harm our operations and competitive position.

UPC's recent acquisition of @Entertainment exposes it to a number of risks

   As a result of UPC's acquisition of @Entertainment, it became subject to a number of risks, including:

  . Compliance with foreign ownership and change of control rules. Under the Polish Communications Act of 1990 (the "Polish Telecommunications Act"), permits for cable television operators may be issued only to residents in Poland or companies in which foreign persons do not hold more than 49% of the share capital and voting rights, and in which the majority of members of the governing bodies are Polish citizens residing in Poland. @Entertainment believes that the current ownership structure of PTK Operator Sp. zo.o., its licensee company, is in material compliance with Polish foreign ownership rules. However, certain aspects of this structure have not been tested for compliance with Polish foreign ownership rules in Polish administrative or court proceedings, and there can be no assurance that such structure will not be challenged by Polish telecommunications regulatory authorities. If such ownership structure was found to be in breach of Polish foreign ownership rules, this could result in the cancellation of @Entertainment's permits and the imposition of monetary penalties. In addition, under the Polish Telecommunications Act, @Entertainment's permits could be revoked or limited in scope upon a direct or indirect change of control of PTK Operator Sp. zo.o. The Polish Telecommunications Act does not define what constitutes a direct or indirect change of control. There is a risk that UPC's acquisition of @Entertainment constituted an indirect change of control of PTK Operator Sp. zo.o.

  . Operating without necessary permits. @Entertainment is currently operating in certain areas without the permits necessary for the construction and operation of a cable television network issued by the Polish State Agency for Radio Communications (the "PAR"). Failure to obtain these permits could lead to governmental orders requiring @Entertainment to stop operating in those areas, the imposition of monetary penalties, and forfeiture of UPC's cable networks. In addition, failure to be in compliance with all regulatory laws and licensing requirements could result in @Entertainment being in breach under a number of its operating agreements. In order to obtain new permits from the PAR, @Entertainment must show, among other things, that it is in compliance with Polish foreign ownership restrictions. @Entertainment's operation without requisite permits could impair its ability to obtain new permits in the future, renew current licenses and conduct its business. There can be no assurance that PAR will issue any or all of these permits.

  . Arbitration with Canal+. @Entertainment is engaged in arbitration with Telewizyna Korporacja Partycypacyjna ("TKP"), the company that broadcasts Canal+ Polska, in relation to a letter of intent to form a joint venture for the purpose of creating a joint DTH platform. The arbitration arises from the failure of the parties to reach definitive agreements contemplated by the letter of intent by the date required. As a result of this, @Entertainment terminated the letter of intent. TKP and its shareholders have informed @Entertainment that they believe @Entertainment did not have the right to terminate the letter of intent and that they believe that the failure to reach the definitive agreements resulted from a breach of the letter of intent by @Entertainment. If this arbitration is determined in a manner adverse to @Entertainment, @Entertainment may be liable for damages up to $10.0 million, plus interest and costs.

  . Polish Regulation of the DTH Market. The Polish Radio and Television Act of 1992 (the "Television Act") does not include regulations directly applicable to the broadcasting of programs which are broadcast from abroad and received in Poland. Specifically, there are no Polish regulations in force concerning satellite broadcasting of a program dedicated to a Polish audience where the uplink for the broadcasting of such a program is made by a foreign broadcaster from outside Poland. @Entertainment believes that the Television Act does not apply to such broadcasting from outside Poland and that such activity is not subject to Polish broadcasting requirements. The Polish National Radio and Television Council, which, among other things, regulates the broadcasting operations of broadcasters, has not officially adopted an interpretation of this issue and there have been no court rulings on this issue. If @Entertainment's interpretation were successfully challenged, its DTH broadcasts from outside Poland would be required to comply with the requirements of the Television Act. The Television Act would require a broadcasting license and would impose foreign ownership restrictions. We cannot assure you that @Entertainment would be able to comply with these requirements. In addition, Poland has not currently sought to regulate foreign DTH broadcasters that uplink outside of Poland. There can be no assurances, however, that Poland will not seek to regulate this aspect of the DTH industry.

  . Minority shareholder litigation. In July 1999, certain minority shareholders of a third-tier @Entertainment subsidiary filed a lawsuit naming nine defendants, including @Entertainment and some of its subsidiaries. The plaintiffs collectively own approximately 1.7% of the third-tier subsidiary. The plaintiffs, relying upon a shareholders' agreement, allege various breaches of duty by the defendants. The lawsuit seeks damages in the amount of 1.7% of the amount UPC paid for @Entertainment. Minority shareholders who own approximately 6.0% of the third-tier subsidiary have made similar claims but have not filed suit. Based on the damages claimed in the suit that has been filed, the total potential liability against UPC is approximately 7.7% of the amount UPC paid for @Entertainment. We cannot assure that UPC or @Entertainment will successfully be able to defend against these claims.

  . DTH business risks. @Entertainment's DTH business depends on its ability to broadcast using satellites. Satellites are subject to significant risks that may prevent or impair proper commercial operations, including satellite defects, destruction and damage. If one or more of its transponders fails to operate, @Entertainment would not be able to pre-empt any other transponder customer. @Entertainment does not insure against possible interruption of access to transponders. Philips Business Electronics B.V. has had difficulties delivering DTH reception systems on schedule. Significant continued delays could harm the development and operation of @Entertainment's DTH service. The encryption technology used with @Entertainment's DTH system to prevent signal theft or "piracy," may not remain effective. If the encryption technology is compromised in a manner which is not promptly corrected, @Entertainment's business may suffer.

The multi-channel television, telephone and Internet/data business is capital intensive because it requires expensive telecommunications infrastructure, equipment and labor; we may not have, or have access to, sufficient capital to remain competitive

   The development, construction and operation of multi-channel television, telephone and Internet/data systems require substantial capital investment. It requires constructing telecommunications infrastructure by laying cable over great distances, as well as expensive labor and equipment. In addition, many of our operating companies are expanding and upgrading their respective networks to increase channel capacity and to be able to offer additional services. For example, some of our operating companies are upgrading their existing one-way video distribution infrastructure to full two-way capability. In some systems we are buying equipment to offer telephone service. As technology changes in the multi-channel television, telephone and Internet/data industry, we may need to make additional system upgrades to compete effectively in our markets beyond what we currently plan. We may not have enough capital available from cash on hand, existing credit facilities and cash to be generated from operations for our future capital needs. Our inability to continue upgrading our networks or to make our other planned or unplanned capital expenditures could adversely affect our operations and competitive position.

   To the extent we pursue new acquisition or development opportunities, we or our subsidiaries or other affiliates would likely need to raise additional capital through asset sales, issuances of debt or equity securities or through operating company borrowings in addition to the significant amounts we have raised to consummate recent acquisitions. This could increase our leverage. We may not be able to raise additional capital through any of these methods.

We expect to continue to experience net losses for the next several years

   We have experienced significant losses every year since we started business. As of December 31, 1998 we had an accumulated deficit of approximately $1.2 billion and expect to have continued losses. We had net losses of approximately $91.3 million, approximately $138.8 million, approximately $342.5 million, and approximately $545.5 million for fiscal years ended February 29, 1996, February 28, 1997, February 28, 1998 and the ten months ended December 31, 1998, respectively. We expect to incur substantial additional losses for the indefinite future. Continuing net operating losses could materially harm our results of operations and increase our need for additional capital in the future. See "--The multi-channel television, telephone and Internet/data business is capital intensive because it requires expensive telecommunications infrastructure, equipment and labor; we may not have, or have access to, sufficient capital to remain competitive."

The loss of key personnel could weaken our technological and operational expertise, delay the introduction of our new business lines and lower the quality of our service

   Our success and our growth strategy depends, in large part, on our ability to attract and retain key management, marketing and operating personnel, both at the corporate and operating company levels. Retaining a successful international management team may be particularly difficult because key employees may be required to live and work outside of their home countries and because experienced local managers are often unavailable. We may not be able to attract and retain the qualified personnel we need for our business.

We are exposed to numerous risks inherent to foreign investment

   We operate our businesses outside of the United States. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism, general social unrest and other political risks, currency fluctuations, risks of increases in taxes and governmental royalties and fees and involuntary renegotiation of contracts with foreign governments. We are also exposed to the risk of changes in foreign and domestic laws and policies that govern operations of foreign-based companies. In addition, our operations have been, and in the future may be, adversely affected by downturns in global economic conditions. In recent times, the economies of many of our markets, especially in emerging markets such as Eastern Europe and Latin America, have not been as strong as the United States' economy. Downturns in these economies could hurt our revenues and profitability.

We are exposed to significant foreign currency exchange rate and conversion risk against which we generally do not hedge

   Our operating companies have attempted, and will continue to attempt, to match costs with revenues and borrowings with repayments in terms of their respective local currencies. However, payment for a majority of purchased equipment has been, and may continue to be, required to be made in United States dollars. In addition, the value of our investment in an operating company is partially a function of the currency exchange rate between the dollar and the applicable local currency. In general, we and many of our operating companies do not execute hedge transactions to reduce our exposure to foreign currency exchange rate risks. Accordingly, we may experience economic loss and reduced earnings solely as a result of foreign currency exchange rate fluctuations. For the years ended February 28, 1997 and 1998, the ten months ended December 31, 1998 and the nine months ended September 30, 1999 we had foreign exchange gains (losses) of approximately ($0.3) million, approximately ($1.4) million, approximately $1.6 million and approximately ($24.8) million, respectively. We also experienced a change in cumulative translation adjustments (resulting in decreases of stockholders' equity) of approximately $8.4 million and approximately $50.3 million for the years ended February 28, 1997 and 1998, respectively, and approximately $24.7 million and approximately $104.5 million for the ten months ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

   Some of our operating companies have notes payable and notes receivable that are denominated in currencies other than their own functional currency or loans linked to the dollar. We may also experience economic loss and reduced earnings related to these monetary assets and liabilities.

Adverse regulation to our multi-channel television, telephone or Internet/data services could limit our revenues and growth plans and expose us to various penalties

   Our businesses are subject to governmental regulation, which may change from time to time. Regulation could slow the introduction of our new services. Changes in applicable laws and regulations could increase our costs. We cannot assure you that material and adverse changes in the regulation of our existing operating systems will not occur in the future. Regulation can take the form of price controls, service requirements, programming content restrictions and foreign ownership restrictions, among others. Delays in obtaining any required regulatory approvals could hurt our ability to offer some or all of our proposed range of services in some of our markets.

  As European Union ("EU") member states, Austria, The Netherlands, Belgium and France are required to enact national legislation which implements directives issued by the EU Commission and other EU bodies. Although not an EU member state, Norway has generally implemented the same principles on the same timetable as EU member states. As a result of EU directives, our Western European operating companies may establish and provide telecommunications networks and/or services, including public voice telephone and Internet/data services, through their cable networks. The EU Commission has started to review the consequences of the convergence of telecommunications, media and information technology. This review may result in changes in the current regulatory framework that may harm our business. Additionally, if any of our operating companies in the EU with exclusive rights to cable television infrastructure achieves annual revenue of more than (Euro)50 million, it must account separately for its telecommunications services and any cable television services. A draft EU Commission directive, if issued, will require member states to enact legislation directing incumbent telecommunications operators to separate their cable television and telecommunications operations into distinct legal entities. This may increase our competition as incumbents focus on specific services. In addition, certain countries may impose interconnect obligations and other regulatory controls with respect to the telecommunications services our operating systems offer.

   The primary goal of regulation in the telecommunications sectors in many of the countries in which we operate is to reduce the monopoly power of incumbent telecommunications operators. While this has given us the opportunity to enter the telephone and Internet/data services markets, the regulatory regimes present some risks. Our operating companies need to retain and obtain licenses and other regulatory approvals for our existing and new services. There is a risk we may not succeed in obtaining and retaining such licenses, and there may be long delays and adverse conditions in connection with them. The regulatory process may be time-consuming and may impede our ability to offer new services and to obtain interconnect arrangements with incumbent telecommunications operators in a timely manner or on favorable terms. Our ability to compete against large incumbent telecommunications operators depends on the regulation of their pricing and service offerings to end-users and interconnected carriers, which may be or become unfavorable to us. New laws and regulations related to electronic commerce and the Internet could delay and impair our Internet business. New and existing laws may cover issues such as:

  . sales and other taxes,

  . user privacy,

  . pricing controls,

  . characteristics and quality of products and services,

  . consumer protection,

  . cross-border commerce,

  . libel and defamation,

  . copyright and trademark infringement, and

  . other claims based on the nature and content of Internet materials.

Our ability to offer telephone services depends on having interconnect arrangements with other telephone providers

   In the markets where we offer telephone services we compete with the incumbent telecommunications operators. All of these operators are more established and have more resources in their respective markets than we do. To offer telephone service effectively, we must be able to interconnect with their systems so that our customers can call customers served by those operators. Regulatory frameworks in some countries in which we operate may not include the requirement that other telephone providers interconnect with us. In such cases, we may be unable to provide telephone service. In addition, if we are able to interconnect, we may be unable to obtain interconnection on terms that are acceptable to us.

Changes in technology may limit the competitiveness of our new services; sufficient demand may not develop for our new services

   Technology in our multi-channel television and telecommunications services industry is changing rapidly. This influences the demand for our products and services. Our ability to anticipate changes in technology and regulatory standards and to develop and introduce new and enhanced products successfully on a timely basis will affect our ability to continue to grow and to remain competitive. Upon completion of the upgrade of some of our systems, we intend to offer a range of new services in those systems' markets. For example, we plan to provide additional channels and tiers of premium channels beyond our basic package, impulse pay-per-view services, high-speed data services, Internet access and telephone services. We may not be able to implement the technological advances that may be necessary for us to remain competitive. We are also subject in all of our markets to the risks generally associated with new product introductions and applications. These risks include lack of market acceptance, delays in development and failure of new products to operate properly or meet customer expectations. There is no proven market for some of the advanced services we refer to above. There may not be sufficient demand for our telephone, Internet/data and other enhanced services.

Computer systems may malfunction and interrupt our operating systems and our services if they do not achieve Year 2000 readiness

   Our cable television, programming, telephone and Internet/data operations are heavily dependent upon computer systems and other technological devices with imbedded chips. Such computer systems and other technological devices may not be capable of accurately recognizing dates beginning on January 1, 2000. This problem could cause miscalculations, resulting in our cable television, telephone and Internet/data systems or programming services malfunctioning or failing to operate. These problems are generally expected to be more significant outside the United States, particularly in Eastern Europe.

   In response to possible Year 2000 problems, our Board of Directors established a task force to assess the impact that potential Year 2000 problems may have on company-wide operations, and to implement necessary changes to address such problems. The task force has developed a program to minimize Year 2000 problems.

   Some of our critical operations depend on other companies and we believe that our largest Year 2000 risk is our dependence upon third-party products. Two significant areas in which our systems depend upon third-party products are programming and telephone interconnections. We do not have the ability to control third parties in their assessment and remediation procedures for potential Year 2000 problems. Should these parties not be prepared for Year 2000, their systems may fail and we would not be able to provide our services to our customers. Notwithstanding these limitations, the task force monitors the websites for all vendors used by us, to the extent applicable, for information on such vendors' Year 2000 programs. To the extent applicable, the task force uses such information to verify Year 2000 compliance and to implement remediation procedures. We also have requested information from various third parties on the state of their Year 2000 compliance programs in an effort to prevent any possible interruptions or failures. To date, responses by programming vendors to such communications have been limited. The responses received state only that the party is working on Year 2000 issues and does not have a definitive position at this time. As a result, we are unable to assess the risk posed by our dependence upon such third parties' systems. Vendors for critical equipment components, such as the headend controllers, have been more responsive, and we believe substantially all of our equipment will be Year 2000 compliant. We cannot, however, give any assurances concerning compliance of equipment because such belief is based on information provided by vendors, which cannot be independently verified, and because of the uncertainties inherent in Year 2000 remediation. We have already considered certain limited contingency plans, including preparing back-up programming and stand-by power generators. These may not be sufficient, however, to prevent interruptions on our systems. If we or other companies on whom we depend fail to implement Year 2000 procedures on time, our business, operating results and financial condition could be significantly harmed.

   The task force is also including our subsidiaries' minority investments in its program. No assurance can be given, however, that these entities will implement the recommendations of the task force or otherwise be Year 2000 compliant.

   The task force is not able to determine the full cost of its Year 2000 program and its related impact on our financial condition. In the course of our business, we have made substantial capital investments over the past few years in improving our systems, primarily for reasons other than Year 2000. Because the systems' upgrades also result in Year 2000 compliance, replacement and remediation costs have been low. Based on the task force review to date, we currently estimate that these costs will be approximately $7.3 million. No assurance can be made, however, as to the total cost for our Year 2000 program until all of the data has been gathered. In addition, we cannot predict the financial impact we will experience if Year 2000 problems are caused by third parties upon which our systems are dependent or experienced by entities in which we hold investments. The failure of any one of these parties to implement Year 2000 procedures could have a material adverse impact on our operations and financial condition.

Customers may not want our video services if we cannot obtain attractive programming

   Our success depends on obtaining or developing affordable and popular programming for our video subscribers. We may not be able to obtain or develop enough competitive programming to meet our needs. This would reduce demand for our video services, limiting their revenues. We rely on other programming suppliers for almost all of our programming. In some of our markets, including Eastern Europe, there is only a limited amount of local language programming available. In these markets we must repackage other programming in the local language.

We may be limited in claiming foreign tax credits; we do business in countries that do not have tax treaties with the United States

   In general, a United States corporation may claim a foreign tax credit against its United States federal income tax expense for foreign income taxes paid or accrued. A United States corporation may also claim a credit for foreign income taxes paid or accrued on the earnings of a foreign corporation paid to the United States corporation as a dividend. Because we must calculate our foreign tax credit separately for dividends received from certain of our foreign subsidiaries from those of other foreign subsidiaries and because of certain other limitations, our ability to claim a foreign tax credit may be limited. We own operating companies located in countries with which the United States does not have income tax treaties. Because we lack treaty protection in these countries, we may be subject to high rates of withholding taxes on distributions and other payments from these operating companies and may be subject to double taxation on their income. Limitations on our ability to claim a foreign tax credit, our lack of treaty protection in some countries, and our inability to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective United States federal tax rate on our earnings.

We expect to encounter increased competition

   The multi-channel television and telephone industries in many of the markets in which we operate are competitive and often are rapidly changing. We recognize that in the future we are likely to encounter increased competition as new entrants with competing technologies, including but not limited to, DTH, satellite master antenna television, MMDS and local multipoint distribution service, enter our markets and launch new services. Multi-channel television also competes with the direct reception of broadcast television signals and, in varying degrees, with other communications and entertainment media. The success of our existing operating systems is dependent, in part, on our ability to provide services and programming not otherwise available to subscribers. We may also have to compete initially in certain areas with unlicensed operators. In many of our markets, we compete with other multi-channel television and telephone operators, many of which have substantially more resources than us.

Some potential losses may not be covered by insurance

   Our operating companies obtain insurance of the type and amount customary for the property in their systems. Consistent with industry practice in the United States, however, they do not insure the entire cable portion of their multi-channel television, Internet/data or telephone systems. Should a catastrophe occur that affects a significant portion of their systems, they could incur substantial uninsured losses.

The complexities of our operating systems, large numbers of customers and rapid growth could disrupt our operations and harm our financial condition

   We may not have planned for or be able to overcome all of the problems in introducing our new local telephone and Internet/data services. Our new services may not meet our performance expectations. This would impede our planned revenue growth and materially harm our financial condition. Problems with the existing or new systems could delay the introduction of the new services, increase their costs, or slow down successful marketing. We cannot be sure whether our Internet access business will be able to handle a large number of online subscribers at high data transmission speeds. As the number of subscribers goes up, we may have to add more fiber connection points in order to maintain high speeds. This would require more capital, which we may be unable to raise. If we cannot offer high data transmission speeds, customer demand for our Internet/data services would go down. This would harm our Internet/data business, our operating results and our financial condition. We have not yet tested the technology we plan to use for telephone services for the numbers of subscribers we expect. It may not function successfully at these scales. This would harm our telephone operations. We plan to use back-up batteries for our cable phones for operation during power failures. These may run out in prolonged power failures. This would interrupt the service and could lead to customer dissatisfaction. We may not be able to manage our growth effectively, which would harm our business, operating results and financial condition.

   We are establishing customer care facilities in our relevant markets to support the launch of our telephone and other new services. We may not be able to establish well-running facilities staffed with appropriate personnel. This could harm the introduction of our new services.

                                USE OF PROCEEDS

   Excluding $17.5 million to be deposited by the purchasers into the Securities Accounts ($20.1 million if the underwriters' overallotment option is exercised in full), the net proceeds, after expenses, from this offering are estimated to be $722.6 ($831.2 if the underwriters' overallotment option is exercised in full). We intend to use the net proceeds for general corporate purposes, which may include acquisitions, investment in our existing or new businesses, payment of indebtedness and other obligations and working capital. Pending such uses, we plan to invest such proceeds in short-term, income producing investments.

                    PRICE RANGE OF OUR CLASS A COMMON STOCK

   Our Class A common stock trades on the Nasdaq National Stock Market under the symbol "UCOMA." The following table shows the range of high and low sales prices reported on the Nasdaq National Stock Market for the periods indicated:

                                                                   High   Low
                                                                  ------ ------
     Year ended February 28, 1998:
      First Quarter.............................................. $ 5.13 $ 4.13
      Second Quarter............................................. $ 5.75 $ 4.88
      Third Quarter.............................................. $ 6.88 $ 5.16
      Fourth Quarter............................................. $ 7.28 $ 5.19

     Ten months ended December 31, 1998:
      First Quarter.............................................. $ 9.63 $ 7.00
      Second Quarter............................................. $ 9.72 $ 5.09
      Third Quarter.............................................. $ 8.44 $ 3.88
      Fourth Quarter............................................. $10.25 $ 7.94

     Year ending December 31, 1999
      First Quarter.............................................. $33.00 $ 9.38
      Second Quarter............................................. $37.56 $21.75
      Third Quarter.............................................. $46.00 $32.00
      Fourth Quarter (through December 1, 1999).................. $59.22 $35.50

   The closing price for our Class A common stock on December 1, 1999 was $50.75.

   UPC's ordinary shares are traded on the Stock Market of the Amsterdam Exchanges and American Depositary Shares evidencing its ordinary shares are traded on the Nasdaq National Stock Market. The following table shows the range of high and low sales prices reported on the Nasdaq National Stock Market since UPC's initial public offering on February 11, 1999:

                                                                  High    Low
                                                                 ------- ------
     Year ending December 31, 1999:
      First Quarter (from February 12, 1999).................... $ 45.00 $31.13
      Second Quarter............................................ $ 67.00 $38.88
      Third Quarter............................................. $ 71.00 $56.00
      Fourth Quarter (through December 1, 1999)................. $100.25 $60.50

   Austar United's ordinary shares are traded on the Australian Stock Exchange Limited. The following table shows the range of high and low sales prices reported on the Australian Stock Exchange, converted to U.S. dollars at the September 30, 1999 exchange rate, since Austar United's initial public offering on July 19, 1999:

                                                                    High   Low
                                                                    ----- -----
     Year ending December 31, 1999
      Third Quarter (from July 19, 1999)........................... $3.79 $2.91
      Fourth Quarter (through December 1, 1999).................... $3.81 $2.84

                        CURRENCY CONVENIENCE TRANSLATION

   Certain foreign currency amounts have been converted to United States dollars based on the following September 30, 1999 exchange rates:

Country                                                  Currency    Per U.S. $
-------                                                  --------    ----------
Australia............................................. Dollar (A$)        1.5336
Austria............................................... Shilling (AS)     12.8720
Belgium............................................... Franc (BEF)       37.7345
Brazil................................................ Real               1.9370
Chile................................................. Peso             530.0500
Czech Republic........................................ Koruna            33.4990
ECU................................................... Euro                .9355
France................................................ Franc              6.1359
Germany............................................... Deutsche Mark      1.8295
Hungary............................................... Forint           241.4700
Israel................................................ Shekel             4.2752
Malta................................................. Lira                .3960
Mexico................................................ Peso               9.3700
Netherlands........................................... Guilder (NLG)      2.0614
New Zealand........................................... Dollar             1.9316
Norway................................................ Krone (NKr)        7.6742
Peru.................................................. Nuevo Sol          3.4630
Philippines........................................... Peso              40.9000
Poland................................................ Zloty              4.1002
Romania............................................... Leu           16,488.0000
Slovak Republic....................................... Koruna            40.5060
Tahiti................................................ CFP Franc        111.1042

   UPC's reporting currency is the Dutch guilder and Austar United's reporting currency is the Australian dollar. On November 30, 1999, the exchange rates, per United States dollar, of the Dutch guilder and Australian dollar were
2.1839 and 1.5738, respectively.

                          DESCRIPTION OF COMMON STOCK

   We have 210,000,000 shares of Class A common stock and 30,000,000 shares of Class B common stock authorized. As of November 26, 1999, we had outstanding 69,931,824 shares of Class A common stock and 19,323,940 shares of Class B common stock. These share amounts are adjusted for our two-for-one stock split that occurred on December 1, 1999.

   Our Class A common stock and Class B common stock are identical, except that

  . each share of Class A common stock entitles the holder to one vote, and each share of Class B common stock entitles the holder to ten votes, on each matter to be voted on by our stockholders and

  . each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock. Class A common stock is not convertible into Class B common stock.

   Holders of the Class A common stock and the Class B common stock vote as one class on all matters, including the election of directors, to be voted on by our stockholders, with certain exceptions specified by the Delaware General Corporation Law. Holders of the Class B common stock have the power to control all matters requiring approval of our stockholders voting as a single class.

   Holders of the Class A common stock and Class B common stock are entitled to receive ratably such dividends, if any, as are declared by our Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets available for distribution to holders of common stock. Holders of Class A common stock and Class B common stock have no preemptive rights. Our Restated Certificate of Incorporation provides that if there is any dividend, subdivision, combination or reclassification of either class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other class of common stock shall simultaneously be made.

   We have appointed ChaseMellon Shareholder Services as the transfer agent and registrar for the Class A common stock.

                      DESCRIPTION OF THE DEPOSITARY SHARES

   The summary contained herein of the terms of the Depositary Shares does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Deposit Agreement and the Depositary Receipts, copies of which may be obtained from us or the Depositary at the principal office of the Depositary at which its depositary business shall be administered upon request.

General

   Each depositary share (the "Depositary Shares") represents one-twentieth of a share of 7% Series D Senior Cumulative Convertible Preferred Stock (the "Preferred Stock") deposited under the Deposit Agreement, to be dated December 7, 1999 (the "Deposit Agreement"), among us, Firstar Bank of Minnesota, N.A., as depositary (the "Depositary"), and all holders from time to time of depositary receipts issued thereunder (the "Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights) and subject, proportionately to all of the limitations of the Preferred Stock represented thereby, contained in the Certificate of Designation summarized under "Description of the Preferred Stock."

   The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by us to the underwriters as contemplated herein, the underwriters will deposit the Preferred Stock with the Depositary, which will then issue the Depositary Shares to the underwriters. Depositary Receipts will be issued evidencing only whole Depositary Shares. We intend to make application to DTC for acceptance of all or a portion of the Depositary Receipts for its book-entry settlement system.

   Pending the preparation of definitive engraved Depositary Receipts, the Depositary may issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter and will be exchangeable for temporary Depositary Receipts at the Depositary's expense.

   In our discretion, no fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion, redemption, change of control or in connection with dividend payments. Any fractional interest in a share of Common Stock will be paid in cash based on the Closing Price of the Common Stock on the Trading Day next preceding the date of conversion or such later time as we are legally and contractually able to purchase such fractional shares.

   We have applied for the Depositary Shares to be listed on the Nasdaq National Stock Market under the symbol "UCOMP."

Dividends and Other Distributions

   The Depositary will distribute all cash and Common Stock distributions and other distributions received in respect of the Preferred Stock for dividends and otherwise to the record holders of Depositary Shares in proportion to the number of such Depositary Shares owned by such holders.

   In the event of a distribution other than in cash or Common Stock, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders.

Record Date

   Whenever:

  . any dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are at any time offered with respect to the Preferred Stock, or

  . the Depositary receives notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice or any solicitation of consents in respect of the Preferred Stock, or any call of any Preferred Stock, or if at any time the Depositary and we otherwise deem it appropriate, the Depositary will in each such instance fix a record date (which shall be the same date as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts who are entitled to:

  . receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof;

  . receive notice of, and give instructions for the exercise of voting rights at any such meeting, or otherwise; or

  . receive notice of any such call, subject to the provisions of the Deposit
    Agreement.

Withdrawal of Preferred Stock

   Upon surrender of the Depositary Receipts at the corporate trust office of the Depositary, or such other office as the Depositary may designate, unless the related Depositary Shares have been previously called for redemption, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office to or upon his order of the number of whole shares of Preferred Stock and any money or other property represented by such Depositary Shares or cash in lieu of fractional shares. Holders of Depositary Shares will be entitled to receive whole shares of Preferred Stock on the basis of one share of Preferred Stock for each twenty Depositary Shares, but holders of such whole shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares in exchange therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. We do not expect that there will be any public trading market for the Preferred Stock except as represented by the Depositary Shares.

Redemption or Conversion of Depositary Shares

   As described under "Description of the Preferred Stock--Optional Redemption" and "--Conversion Rights," the Preferred Stock is subject to our right to redeem the Preferred Stock for cash or Common Stock at any time on or after December 31, 2002 and the holder's right at any time to convert the Preferred Stock into Common Stock at its option. The Depositary Shares are subject to redemption or conversion upon the same terms and conditions (including as to notice to the owners of Depositary Shares and as to selection of Depositary Shares to be called if fewer than all of the outstanding Depositary Shares are to be called) as the Preferred Stock held by the Depositary using the Common Stock received by the Depositary, except that the number of shares of Common Stock received upon conversion of each Depositary Share will be equal to one-twentieth of the number of shares of Common Stock received upon conversion of each share of the Preferred Stock. To effect a conversion at the option of the holder, a holder of Depositary Shares must deliver Depositary Receipts evidencing the Depositary Shares to be converted, together with written notice of conversion and a proper assignment of the Depositary Receipts to us, to any transfer agent for the Depositary Shares, or in blank, to the Depositary or its agent. Each optional conversion of Depositary Shares shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements have been satisfied. To the extent that Depositary Shares are converted into shares of Common Stock and all such shares of Common Stock cannot be distributed to the record holders of Depositary Receipts without creating fractional interests in such shares, we will cause the Depositary to distribute cash to holders in lieu of fractional shares as provided above under "Description of the Depositary Shares--General." The amount distributed in the foregoing case will be reduced by any amount required to be withheld by us or the Depositary on account of taxes or otherwise required pursuant to law, regulation or court process.

Payment and Conversion

   All amounts payable in cash with respect to the Depositary Shares will be payable in United States dollars at our office or agency maintained for such purpose with the City of New York or, at our option, payment of dividends, Quarterly Return Amounts (as defined) and Liquidated Damages (if any) will be made by check mailed to the holders of the Depositary Shares at their respective addresses set forth in the register of holders of the Depositary Shares maintained by the Transfer Agent, provided that all cash payments with respect to Depositary Shares in global form or the holders of which have given wire transfer instructions to us will be required to be made by wire transfer in immediately available funds to the accounts specified by the holders thereof.

   Any payment on the Depositary Shares due on any day that is not a Business Day need not be made on such day, but may be made on the succeeding Business Day with the same force and effect as if made on such due date.

Voting of Preferred Stock

   Upon receipt of notice of any meeting at which holders of Preferred Stock are entitled to vote or upon receipt of any written consent to which holders of Preferred Stock are entitled to give their consent, the Depositary will mail the information contained in such notice of meeting or consent to the record holders of the Depositary Shares relating to Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date of the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of shares of Preferred Stock represented by such holder's Depositary Shares. The Depositary will use best efforts insofar as practicable, to vote the amount of shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions and we will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing Preferred Stock.

   Each Depositary Share shall entitle the holder thereof to instruct the Depositary to cast one-twentieth of a share of Preferred Stock vote on each matter submitted to a vote of holders of Preferred Stock. See "Description of the Preferred Stock--Voting Rights."

Amendment and Termination of the Deposit Agreement

   The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares (or, which relates to or affects rights to receive dividends or distributions, or voting or redemption rights) will not be effective unless such amendment has been approved by the holders of at least 66 2/3% of the Depositary Shares then outstanding. In no event may any amendment impair the right of any holder of Depositary Receipts, subject to the conditions specified in the Deposit Agreement, upon such surrender of the Depositary Receipts evidencing such Depositary Shares, to receive shares of Preferred Stock or upon conversion of the Preferred Stock represented by the Depositary Receipts, to receive shares of Common Stock, and in each case any money or other property represented thereby, including any accumulated dividends and return of Liquidation Preference, except in order to comply with mandatory provision of applicable law. Every holder of Depositary Receipts at the time any such amendment becomes effective shall be deemed to consent and agree to such amendment and to be bound by the Deposit Agreement.

   The Deposit Agreement may be terminated by us or the Depositary only if:

  . all outstanding Depositary Shares have been redeemed or converted;

  . there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of us and such distribution has been distributed to the holders of Depositary Receipts; or

  . upon consent of holders of Depositary Receipts representing not less than 66 2/3% of the Depositary Shares then outstanding.

   Whenever the Deposit Agreement has been terminated pursuant to the last bullet point of the preceding paragraph, the Depositary will mail notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 90 days shall have expired after the Depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notices of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Depositary will continue to:

   .collect dividends on the Preferred Stock and any other distributions with respect thereto, and

  . deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered.

   At any time after the expiration of three years from the date of termination, the Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

  We do not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor Depositary.

Charges of Depositary

   We will pay all transfer and other governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock, and any redemption of such Preferred Stock. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts. The Depositary may refuse to effect any transfer of a Depositary Receipt or any withdrawal of Preferred Stock evidenced thereby until all such taxes and charges with respect to such Depositary Receipt or such Preferred Stock are paid by the holder thereof.

Miscellaneous

   The Depositary will forward to holders of Preferred Stock all reports and communications from us which are delivered to the Depositary and which we are required to furnish to the holders of Preferred Stock.

   The Deposit Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado (without giving effect to principles of conflict of law). Neither the Depositary nor us will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. Our obligations and those of the Depositary under the Deposit Agreement will be limited to performance in good faith of their and our duties thereunder and neither we nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

   The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary. Any such resignation or removal of the Depositary will take effect upon the appointment of a successor Depositary, which successor Depositary must be appointed within 45 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50.0 million.

Book Entry; The Depository Trust Company

   The Depository Trust Company ("DTC") will act as securities depository for the Depositary Shares offered hereby. The Depositary Shares will be issued only as fully registered securities registered in the name of Cede & Co. (as nominee for DTC). One or more fully registered global securities will be issued, representing in the aggregate the total number of shares of Depositary Shares, and will be deposited with DTC (collectively, the "Global Securities").

   The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Depositary Shares represented by a Global Security.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

   Purchasers of Depositary Shares within the DTC system must be made by or through Direct Participants, which will receive a credit for the Depositary Shares on DTC's records. The ownership interest of each actual purchaser of a Depositary Share ("Beneficial Owner") is in turn to be recorded on the Direct or Indirect Participant's records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased the Depositary Shares. Transfers of ownership interests in the Depositary Shares are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Depositary Shares, except upon a resignation of DTC or upon a decision by us to discontinue the book-entry system of the Depositary Shares.

   To facilitate subsequent transfers, all the Depositary Shares deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the Depositary Shares with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Depositary Shares; DTC's records reflect only the identity of the Direct Participants to whose accounts such Depositary Shares are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices with respect to the Depositary Shares shall be sent to Cede & Co. If less than all of the Depositary Shares are being redeemed, DTC's practice is to determine by lot the amount on the interest of each Direct Participant in such securities to be redeemed.

   Although voting with respect to the Depositary Shares is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the Depositary Shares. Under its usual procedures, DTC would mail an "Omnibus Proxy" (i.e., a proxy conferring on Direct Participants the right to vote as their interests appear) to the Direct Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Depositary Shares are credited on the record date (identified in a listing attached to the Omnibus Proxy). We believe that the arrangements among DTC, Direct and Indirect Participants and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a Direct Participant.

   Cash distribution payments and distribution payments in shares of Common Stock on the shares of Preferred Stock represented by the Depositary Shares will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

   Except as provided herein, a Beneficial Owner in the Global Securities will not be entitled to receive physical delivery of the Depositary Shares. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Depositary Shares, including elections as to form of payment.

   DTC may discontinue providing its services as securities depositary with respect to the Depositary Shares at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates representing the Depositary Shares will be printed and delivered. If we decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary), certificates representing the Depositary Shares will be printed and delivered to the registered holders.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

                       DESCRIPTION OF THE PREFERRED STOCK

General

   Under our Second Restated Certificate of Incorporation, as amended, our Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 2,265,456 additional shares of preferred stock, par value $.01 per share, in one or more series, with such voting powers or without voting powers, and with such designations and preferences, as shall be set forth in the resolutions providing therefor. As of November 26, 1999, there were 116,185 shares of outstanding Series B Convertible Preferred Stock and 425,000 shares of outstanding Series C Convertible Preferred Stock. None of our Series A Convertible Preferred Stock is outstanding.

   Each Depositary Share represents 1/20th of a share of Preferred Stock. The holders of the Preferred Stock will have no preemptive rights with respect to any shares of our capital stock or any of our other securities which are convertible into or carrying rights or options to purchase any such shares. The Preferred Stock will, when issued, be fully paid and nonassessable.

   The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of the Preferred Stock will initially be Firstar Bank of Minnesota, N.A. (the "Transfer Agent"). The Transfer Agent will send notices to stockholders of any special meetings at which holders of the Preferred Stock have the right to vote. See "--Voting Rights" below.

   Set forth below is a description of the terms of the Preferred Stock and the Deposit Account and the circumstances under which holders of shares of Preferred Stock may be expected to receive payments from the Deposit Account. The following summaries of the Preferred Stock and the Deposit Account do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Second Restated Certificate of Incorporation, as amended, and the Securities Account Agreement (as defined below).

Certain Definitions

   "Closing Price" for each day shall be the last sales price or in case no such reported sales take place on such day, the average of the last reported bid and asked price, in either case on the principal U.S. national securities exchange on which the shares of Common Stock are admitted to trading or listed, or if not listed or admitted to trading on such exchange, the representative closing bid price as reported by the Nasdaq National Stock Market, or if the Nasdaq National Stock Market is no longer reporting such information, or if not so available, the fair market price as determined, in good faith, by our Board of Directors.

   "Market Value" means, as of any date, the average of the daily Closing Price (as defined) for the five consecutive Trading Days (as defined) ending on such date.

   "Notice Date" means the tenth day prior to a Deposit Payment Date.

   "Trading Day" shall mean any business day on which the Nasdaq National Stock Market (or any U.S. national securities exchange or quotation system on which the Common Stock is then listed) is open for the transaction of business.

Ranking

   The Preferred Stock will rank senior to our Common Stock, pari passu to our Series B Convertible Preferred Stock and Series C Convertible Preferred Stock and senior to or pari passu with other future offerings of preferred stock.

   The Certificate of Designation will provide that we may not, without the consent of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue any class or series of our capital stock ranking senior to the Preferred Stock ("Senior Securities") or any obligation or security convertible or exchangeable into or evidencing a right, option or warrant to purchase shares of any class or series of Senior Securities.

Securities Account

   Simultaneously with the closing of the Offering, the purchasers of the Depositary Shares will deposit $17.5 million into the Securities Account, and will be entitled to a quarterly return amount from the Securities Account in an amount equal to $0.8750 per Depositary Share (equivalent to $17.50 per share of Preferred Stock) commencing December 31, 1999 and through and including September 30, 2000 (the "Quarterly Return Amount"). Beginning on October 1, 2000 dividends will begin to accumulate on the Preferred Stock. We may, prior to any date on which a Quarterly Return Amount would otherwise be payable, deliver notice instructing the Depositary to purchase from us, for transfer to each holder of Depositary Shares, in lieu of all or a portion of the Quarterly Return Amount, that number of whole shares of Common Stock determined by dividing the Quarterly Return Amount to be satisfied with shares of Common Stock by:

  (A) 97% of the Market Value of the Common Stock, if a shelf registration statement registering the resale of such shares is effective or the shares of Common Stock are eligible for resale pursuant to Rule 144(k) under the Securities Act, or

  (B) 93% of the Market Value of the Common Stock (clauses (A) and (B) are collectively referred to as the "Market Value Amount")

as of the date of such notice. Any amounts remaining in the Securities Account on September 30, 2000 after payment of all Quarterly Return Amounts will promptly be paid to us by the Depositary.

   The funds deposited in the Securities Account will be invested in U.S. government obligations or U.S. government guaranteed obligations, which, together with the earnings thereon will be sufficient to pay the aggregate Quarterly Return Amounts.

   Unless on or prior the Notice Date (as defined), we shall have delivered to the Depositary a Direction Notice (as defined), the Depositary will deliver to each holder of Depositary Shares the Quarterly Return Amount on March 31, June 30, September 30 and December 31 of each year (each such date being a "Deposit Payment Date"), commencing on December 31, 1999 and continuing through and including September 30, 2000 (the "Deposit Expiration Date"). If we shall have delivered a direction notice to the Depositary (a "Direction Notice") on or prior to the Notice Date, the Depositary shall, as instructed by us in such Direction Notice, purchase from us, for delivery to each holder of Depositary Shares in lieu of all or a portion of the Quarterly Return Amount on the applicable Deposit Payment Date, that number of whole shares of Common Stock determined by dividing such Quarterly Return Amount by the Market Value Amount as of the Notice Date. At the written request of the Depositary, we have agreed under the terms of the deposit agreement governing the Securities Account (the "Securities Account Agreement") to deliver, for and on behalf of the Depositary, the shares of Common Stock acquired by the Depositary directly to holders of Depositary Shares.

   In the event of any conversion of the Depositary Shares prior to the Deposit Payment Date, we shall immediately after such conversion be paid any funds remaining in the Securities Account allocable to the Depositary Shares so converted. Such allocation shall be made pro rata based upon the number of Depositary Shares so converted.

   On the Deposit Expiration Date after distributing all Quarterly Return Amounts, the Securities Account Agreement requires the Deposit Agent to pay to us any cash remaining in the Securities Account on such date and terminate the Securities Account.

   As a result of the foregoing, holders of Preferred Stock who have not converted their Preferred Stock as of the Deposit Expiration Date will receive through, and including such Deposit Expiration Date, cash distributions or shares of Common Stock or a combination thereof in an aggregate amount or value deemed at least equal to $3.50 for each Depositary Share ($70.00 per share of Preferred Stock) held by such holder.

Dividends

   Holders of the Preferred Stock will be entitled to receive cumulative dividends at an annual rate of 7% of the Liquidation Preference (equivalent to $70.00 per share of Preferred Stock or $3.50 for each Depositary Share), payable quarterly out of assets legally available therefor on March 31, June 30, September 30 and December 31 of each year, when, as and if declared by the Board of Directors, commencing December 31, 2000. Dividends will accumulate from October 1, 2000. Dividends, to the extent declared by our Board, may, at our option, be paid in cash or by delivery of fully paid and nonassessable shares of our Common Stock or a combination thereof. Dividends will be payable to holders of record as they appear on our stock register on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by our Board of Directors. Dividends payable on the Preferred Stock (and the corresponding Depositary Shares) for each full dividend period will be computed by dividing the annual dividend rate by four; dividends for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Preferred Stock (and the corresponding Depositary Shares) will not be entitled to any dividends, whether payable in cash, property or securities, in excess of the full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accumulated and unpaid dividends.

   If we elect to pay dividends in shares of Common Stock, the number of shares of Common Stock to be distributed will be calculated by dividing such payment by the Market Value Amount as of the dividend payment record date.

   No dividends or distributions (other than a dividend or distribution in our stock ranking junior to the Preferred Stock in right of payment as to dividends and upon liquidation, dissolution or winding up) may be declared, made or paid or set apart for payment upon any of our stock ranking junior to or pari passu with the Preferred Stock in right of payment as to dividends, nor may any of our stock ranking junior to or pari passu with the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for our stock ranking junior to the Preferred Stock as to dividends and upon liquidation and in the case that monies for such dividends, distributions, redemptions, purchases, or other acquisitions are derived from the proceeds of a substantially concurrent offering of such securities) unless full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

   Notwithstanding the foregoing, if full dividends have not been declared and paid or set apart on the Preferred Stock and any other preferred stock ranking pari passu with the Preferred Stock as to dividends, dividends may be declared and paid on the Preferred Stock and such other pari passu preferred stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such other pari passu preferred stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Preferred Stock and such other preferred stock bear to each other; provided that if such dividends are paid in cash on the other pari passu preferred stock, dividends will also be paid in cash on the Preferred Stock.

   The holders of shares of Preferred Stock (and the corresponding Depositary Shares) at the close of business on a dividend payment record date will be entitled to receive the dividend payment on those shares (except that holders of shares called for redemption or conversion on a redemption or conversion date between the record date and a date which is two days after payment of the dividend payment date will be entitled to receive such dividend on such redemption date as indicated under "--Optional Redemption" or such conversion date as indicated under "--Conversion Rights," as the case may be) on the corresponding dividend payment date notwithstanding the subsequent conversion thereof or our default in payment of the dividend due on the dividend payment date. Except as provided in the immediately preceding sentence and under the heading "--Conversion Rights", we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.

   Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Preferred Stock (and the corresponding Depositary Shares), is limited by provisions contained in various financing agreements and indentures which restrict dividend payments to us by its subsidiaries and which restrict the payment of cash dividends by us or any of our subsidiaries on their respective equity securities. Similarly, our ability to declare and pay dividends may be limited by applicable Delaware law. As a result of these factors, we do not expect to pay cash dividends on the Preferred Stock, or any Common Stock into which the Preferred Stock may be converted, for the forseeable future. We expect Quarterly Return Amounts to be paid in shares of Common Stock rather than in cash. See "Risk Factors--We are restricted from paying cash dividends and from redeeming the preferred stock; we also could be prevented from paying dividends on shares of our common stock."

Liquidation Preference

   The shares of Preferred Stock will be issued with a liquidation preference (the "Liquidation Preference") equal to $1,000 per share (or $50 per Depositary Share).

   If upon any voluntary dissolution, liquidation or winding up of us, the amounts payable with respect to the liquidation preference of the Preferred Stock and any of our other shares ranking as to any such distribution pari passu with the Preferred Stock are not paid in full, the holders of the Preferred Stock (and corresponding Depositary Shares) and of such other shares will share pro rata in proportion to the full distributable amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Preferred Stock (and corresponding Depositary Shares) will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business (other than in connection with the winding up of its business), nor the merger or consolidation of us into or with any other corporation, will be deemed to be dissolution, liquidation or winding up of us. In the event of any voluntary or involuntary dissolution, liquidation or winding up of us, the Deposit Agent will be required to return to the holders of the Preferred Stock (and corresponding Depositary Shares) any funds at the time remaining in the Deposit Account.

Optional Redemption

   The Preferred Stock (and corresponding Depositary Shares) are not subject to any sinking fund or similar provisions. The Preferred Stock (and corresponding Depositary Shares) may not be redeemed prior to December 31, 2002. On or after December 31, 2002, the Preferred Stock (and corresponding Depositary Shares) may be redeemed, in whole or in part, at our option, in cash, by delivery of fully paid and nonassessable shares of Common Stock or any combination thereof, upon not less than 20 days' notice nor more than 60 days' notice, during the twelve-month periods commencing on December 31 of the years indicated below, at the following redemption prices per Depositary Share, plus in each case all accumulated and unpaid dividends to the redemption date plus any accrued but unpaid liquidated damages:

                                                                      Redemption
                                                                      Price per
                                                                      Depositary
   Year                                                                 Share
   ----                                                               ----------
   2002..............................................................   $52.00
   2003..............................................................    51.50
   2004..............................................................    51.00
   2005..............................................................    50.50
   2006 and thereafter...............................................    50.00

   In the event that fewer than all the outstanding shares of the Preferred Stock (and corresponding Depositary Shares) are to be redeemed, the shares to be redeemed will be determined pro rata or by lot. If we elect to make any redemption payments in shares of Common Stock, the number of shares of Common Stock to be distributed will be calculated by dividing such payment by the Market Value Amount (but for purposes of this redemption the period used in calculating a Market Value shall mean the ten consecutive trading days ending two days before the redemption date).

   From and after the applicable redemption date (unless we are then in default of payment of the redemption price), dividends on the shares of the Preferred Stock (and corresponding Depositary Shares) to be redeemed on such redemption date shall cease to accumulate, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as our Preferred Stock holders (except the right to receive the redemption price and accumulated dividend amounts and liquidation penalties, if any through the reduction date) will cease.

   If any dividends on the Preferred Stock are in arrears, no shares of the Preferred Stock (and corresponding Depositary Shares) will be redeemed unless all dividends in arrears are paid or all outstanding shares of the Preferred Stock (and corresponding Depositary Shares) are simultaneously redeemed.

Voting Rights

   Except as required by law, holders of the Preferred Stock (and corresponding Depositary Shares) will have no voting rights except as set forth below. Under Delaware law, holders of the Preferred Stock will be entitled to vote as a class upon a proposed amendment to our certificate of incorporation or the Certificate of Designation, whether or not entitled to vote thereon by the Certificate of Designation, if the amendment would alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If the dividends or Quarterly Return Amounts payable on the Preferred Stock are in arrears for six quarterly periods, the holders of the Preferred Stock voting separately as a class with the shares of any other preferred stock preference securities having similar voting rights will be entitled at the next regular or special meeting of our stockholders to elect two directors to our Board of Directors (such voting rights will continue only until such time as the dividend arrearage on the Preferred Stock has been paid in full).

   The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock will be required for the issuance of any class or series of our stock (or security convertible into stock or evidencing a right to purchase any shares of any class or series of stock) ranking senior to the Preferred Stock as to dividends, liquidation rights or voting rights and for amendments to our Second Restated Certificate of

Incorporation, as amended to date, that would affect adversely the rights of holders of the Preferred Stock, including, without limitation,

  . any increase in the authorized number of shares of all series of preferred stock in excess of 3,000,000 shares, and

  . the issuance of any shares of Preferred Stock in excess of the number of shares of such stock authorized in the Certificate of Designation thereof as of the date of the original issuance of the Preferred Stock.

In all such cases each share of Preferred Stock shall be entitled to one vote. Holders of Depositary Shares will be entitled to direct voting of the shares of Preferred Stock represented thereby.

Conversion Rights

 Conversion at Option of Holders

   Each outstanding share of the Preferred Stock (and corresponding Depositary Shares) will be convertible at any time at the option of the holder thereof into such number of whole shares of Common Stock as is equal to the Liquidation Preference represented by such shares divided by an initial conversion price of $63.79, equivalent to 0.7838 shares of Common Stock per Depositary Share, subject to adjustment as described below (such price as adjusted at the time of determination being referred to as the "Conversion Price"). We must pay all unpaid dividends on the Preferred Stock which have accumulated since the Deposit Expiration Date to the last quarterly dividend payment date preceding the date of conversion in cash or by issuing that whole number of shares of Common Stock, equal to the amount of accumulated and unpaid dividends to be paid in Common Stock divided by the Market Value Amount as of the conversion date, plus cash for any fractional amounts, or by any combination thereof. A share of Preferred Stock called for redemption will be convertible into shares of Common Stock up to and including but not after the close of business on the second business day prior to the date fixed for redemption unless we default in the payment of the amount payable upon redemption.

 Conversion at our Option

   We will have the option to convert all (but not less than all) of the shares of Preferred Stock into shares of Common Stock at the then Conversion Price, together with a payment equal to the sum of all accumulated but unpaid dividends or Quarterly Return Amounts or liquidated damages, if any, through the conversion date if, on or after, December 31, 2002, the Closing Price of our Common Stock has equaled or exceeded 130% of the Conversion Price for at least 20 Trading Days within any 30 consecutive Trading Days ending within 5 days of the date on which notice of the exercise of the conversion option is given. We may effect this payment, at our option, in cash or by delivery of fully paid nonassessable shares of Common Stock by issuing that whole number of shares of Common Stock equal to the amount of such payment divided by the Market Value Amount, as of the conversion date or by any combination thereof.

   We will also have the option to convert all (but not less than all) of the shares of Preferred Stock into shares of Common Stock at the then Conversion Price, plus we must pay accumulated and unpaid dividends or Quarterly Return Amounts or liquidated damages, if any, whether or not declared, to the conversion date (the "Provisional Conversion Date"), on or after June 30, 2001, (the "Provisional Conversion"), if the closing price of the Common Stock has equaled or exceeded 150% of the Conversion Price for at least 20 Trading Days within any 30 consecutive Trading Day period (which 30 consecutive Trading Day period shall end no earlier than June 30, 2001) ending within 5 days of the date on which notice of the exercise of the conversion option is given. If we undertake a Provisional Conversion, holders of Preferred Stock to whom we give notice of such Provisional Conversion, will, in addition to the shares of Common Stock which they will receive pursuant to the preceding sentence, also receive a payment (the "Additional Payment") in an amount equal to the present value of the aggregate amount of the dividends that would thereafter have been payable on the Preferred Stock (whether or not declared) from the Provisional Conversion Date to December 31, 2002 (the "Additional Period"). The present value will be calculated using as the discount rate the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the Additional Period, calculated as of the day immediately preceding the date on which a notice of Provisional Conversion is mailed. We may effect payment of accumulated and unpaid dividends or Quarterly Return Amount or liquidated damages or the above-described additional payments, at our option, in cash or by delivery of fully paid nonassessable shares of Common Stock by issuing that whole number of shares of Common Stock equal to the amount of such payment divided by the Market Value Amount as of the conversion date or by any combination thereof.

   Notwithstanding the foregoing, we may not effect these conversions into Common Stock at any time unless (1) such shares of Common Stock are eligible for resale pursuant to Rule 144(k) under the Securities Act, or (2) a registration statement relating to the resale of the shares of Common Stock issuable upon such conversions is effective.

   Upon the occurrence of an event specified above giving rise to our right to cause a conversion of the Preferred Stock, and for so long as the conditions giving rise to such right are continuing or within 10 days after the occurrence thereof, if we elect to convert shares of Preferred Stock to Common Stock we must give to holders of Preferred Stock a notice specifying:

  .the date of such conversion (which date shall be the date of such notice);

  .the Closing Price of the Common Stock as of the date of such notice;

  . a statement that we are exercising our right to cause the mandatory conversion and a brief description of the provisions of the Preferred Stock conferring such right upon us;

  .a brief summary of any transfer restrictions on the shares of Common Stock issuable upon conversion;

  .the approximate date and manner upon which shares of Common Stock will be made available;

  .the Conversion Price as of the date of the notice;

  . the amount of accumulated but unpaid dividends, liquidated damages and Quarterly Return Amounts, if any; and

  . a statement that unless we default in delivery of the shares of Common
    Stock into which such Preferred Stock has been converted, holders rights as Preferred Stockholders shall cease as of the date of such notice and holders shall thereafter have all rights as other holders of Common Stock.

 Conversion Price Adjustment

   The Conversion Price is subject to adjustment (in accordance with formulas set forth in the Certificate of Designation) in certain events, including:

  . any payment of a dividend (or other distribution) payable in shares of Common Stock to all holders of any class of our capital stock (other than the issuance of shares of Common Stock in connection with the payment of dividends on, redemption of or the conversion of the Preferred Stock or any preferred stock pari passu to the Preferred Stock),

  . any issuance to all holders of shares of Common Stock of rights, options or warrants entitling them to subscribe for or purchase shares of our Common Stock or securities convertible into or exchangeable for shares of Common Stock at less than Market Value as of the date of conversion or exchange; provided, however, that no adjustment shall be made with respect to such a distribution if the holder of shares of Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Preferred Stock into Common Stock; and, provided further, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur,

  . any subdivision, combination or reclassification of any class of Common
    Stock,

  . any distribution consisting exclusively of cash (excluding any cash distribution upon a merger or consolidation to which the second succeeding paragraph applies) to all holders of shares of Common Stock in an aggregate amount that, combined together with:

   (A) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made, and

   (B) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by us or any of our subsidiaries for shares of Common Stock concluded within the then-preceding 12-months in respect of which no adjustment has been made, exceeds 12.5% of our market capitalization (defined as the product of the then-current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution,

  . the completion of a tender or exchange offer made by us or any of our subsidiaries for shares of any class of Common Stock that involves an aggregate consideration that, together with:

   (A) any cash and other consideration payable in a tender or exchange offer by us or any of our subsidiaries for shares of any class of Common Stock expiring within the then-preceding 12-months in respect of which no adjustments have been made, and

   (B) the aggregate amount of any such all-cash distributions referred to in the preceding bullet point to all holders of shares of Common Stock within the preceding 12-months in respect of which no adjustments have been made, exceeds 12.5% of our market capitalization just prior to the expiration of such tender offer, or

  . a distribution to all holders of Common Stock consisting of evidence of indebtedness, shares of capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above).

No adjustment of the Conversion Price will be required to be made until the cumulative adjustments (whether or not made) amount to 1.0% or more of the Conversion Price as last adjusted. We reserve the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event we elect to make such a reduction in the Conversion Price, we will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

   In the event that we distribute rights or warrants (other than those referred to in the second bullet point in the preceding paragraph) pro rata to all holders of Common Stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any Preferred Stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows:

  . if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants, and

  . if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants. In the event the holders of the Preferred Stock are not entitled to receive such rights or warrants, the Conversion Price will be subject to adjustment upon any declaration or distribution of such rights or warrants.

   In case of any reclassification, consolidation or merger of us with or into another person or any merger of another person with or into us (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of our assets (computed on a consolidated basis), each share of Preferred Stock then outstanding will, without the consent of any holder of Preferred Stock, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Preferred Stock was convertible immediately prior thereto, after giving effect to any adjustment event; provided, however, that the adjustments described below may apply upon the occurrence of a change of control.

   In the case of any distribution by us to our stockholders of substantially all of our assets, each holder of Preferred Stock (and corresponding Depositary Shares) will participate pro rata in such distribution based on the number of shares of Common Stock into which such holders' shares of Preferred Stock would have been convertible immediately prior to such distribution, unless the amount of such distribution would result in a payment less than the Liquidation Preference, in which case the Liquidation Preference shall be paid.

   Notwithstanding the foregoing, upon a Change of Control (as defined below), if the Market Value at such time is less than the Conversion Price, then the Conversion Price will be subject to a temporary adjustment for a period of 60 days such that the Conversion Price will be equal to the greater of:

  . the Market Value on the date on which a Change of Control event occurs, and

  . 66 2/3% of the Market Value as of the date of this prospectus supplement.

In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Change of Control, we may, at our option, make a cash payment equal to the greater of the above bullet points, or any combination thereof.

   The Company's Certificate of Designation defines "Change of Control" as any of the following events:

  (A) the sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) other than Existing Shareholders (except in connection with a liquidation or dissolution of us that does not constitute a Change of Control under clause (B) below),

  (B) the approval by our requisite shareholders of a plan of liquidation or statutory dissolution (which shall not be construed to include a plan of merger or consolidation) of us, unless Existing Shareholders "beneficially own" (as defined in Rule 13d-3 under the Exchange Act) at least the same percentage of voting power after the consummation of such plan as before or otherwise retain the right or ability, by voting power, to control the Person that acquires the proceeds of such liquidation or dissolution,

  (C) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Existing Shareholders, becomes the "beneficial owner" (as so defined) of more than 35% of the total voting power of all classes of our voting stock or a successor and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, provided that Existing Shareholders "beneficially own" (as so defined), in the aggregate, a percentage of such voting stock or warrants having a lesser percentage of voting power than such other "person" or "group" and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our Board of Directors, or

  (D) during any period of two consecutive years, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose nomination for election or appointment by such board or whose election by our stockholders was approved by a vote of the Existing Shareholders or a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office.

  Notwithstanding clause (C) above,

    . the acquisition by a Qualified Investor of 49% or less of our voting stock shall not constitute a Change of Control, and

    . a merger or consolidation that would otherwise constitute a Change of Control hereunder shall not constitute a Change of Control if at least 90% of the consideration consists of common stock that is, or upon issuance, will be traded on a United States national securities exchange or quoted on the Nasdaq National Stock Market.

  "Existing Shareholders" means Albert M. Carollo, Lawrence J. DeGeorge, Curtis Rochelle, Marian Rochelle, Rochelle Investments, Ltd. (so long as it is controlled by Curtis or Marian Rochelle), Gene W. Schneider, G. Schneider Holdings, Co. and The Gene W. Schneider Family Trust (so long as each is controlled by Gene W. Schneider or trustees appointed by him), Janet S. Schneider and Mark L. Schneider (collectively, the "Principals") and with respect to any Principal means:

    (A) any controlling stockholder or 80% (or more) owned subsidiary of such Principal, or with respect to each individual Principal, (1) family partnerships, corporations or other entities holding our equity interests, the transferee(s) or the surviving entities or entities solely for the benefit of such Principal or any of the Persons listed in (2) through (5) below, (2) such Principal's spouse, (3) such Principal's children, grandchildren, stepchildren, step grandchildren and their spouses, (4) heirs, legatees and divisees, and (5) trusts primarily for the benefit of any of the foregoing; or

    (B) any trust corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% (or more) controlling interest of which consist of such Principal and/or such other persons referred to in the immediately preceding clause (A).

  "Qualified Investor" means an investment grade debt issuer approved by our Board of Directors, which either:

    (A) is in the telecommunications industry, or

    (B) engages in a business which will benefit from strategic synergies from an investment in us.

   The phrase "all or substantially all" of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of "all or substantially all" of our assets.

Amendment, Supplement and Waiver

   To the extent permitted by law, without the consent of any holder of Preferred Stock, we may amend or supplement the Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated Preferred Stock in addition to or in place of certificated Preferred Stock, to provide for assumption of our obligations to holders of the Preferred Stock in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Preferred Stock or that does not adversely affect the legal rights under the Certificate of Designation of any such holder.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES


   The following is a general discussion of certain of the expected United States federal tax consequences applicable to persons who purchase the depositary shares or common stock from the Initial Purchasers for cash pursuant to this offering and who hold the depositary shares, the underlying preferred stock, the common stock (including common stock received with respect to the preferred stock), and the interest in the underlying assets of the Securities Account as "capital assets" for United States federal income tax purposes (such persons are referred to in this discussion as "Holders"). This discussion is intended as a descriptive summary only and does not purport to be a complete technical analysis or listing of all potential tax considerations that may be relevant to Holders. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations promulgated thereunder (the "Regulations"), and public administrative and judicial interpretations of the Code and the Regulations, all of which are subject to change, which changes could be applied retroactively. This discussion is also based on the information contained in this prospectus supplement and the related documents. This discussion does not cover all aspects of United States federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular Holders and does not address foreign, state, or local tax consequences.

   We have not sought and will not seek a ruling from the United States Internal Revenue Service (the "Service") with respect to this offering. There can be no assurance that the Service will not take a different position concerning the tax consequences of the acquisition, ownership, or disposition of the depositary shares, the underlying preferred stock, the common stock (including common stock received with respect to the preferred stock), or an interest in the Securities Account, or that the Service's position would not be sustained by a court.

   The tax consequences to a Holder may vary depending on the Holder's particular situation or status. Holders who are subject to special rules under the Code (including insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons who hold the depositary shares, the underlying preferred stock, the common stock (including common stock received with respect to the preferred stock), or an interest in the Securities Account as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for United States federal income tax purposes or who have a functional currency other than the United States dollar, investors in pass-through entities, traders in securities who elect to mark-to-market, certain expatriates, and except as expressly addressed herein, Non-U.S. Holders (as defined below)) may be subject to tax rules that are not discussed herein or that differ significantly from the rules summarized below.

   As used in this discussion, the term "U.S. Holder" means a beneficial owner of the depositary shares, the underlying preferred stock, the common stock (including common stock received with respect to the preferred stock), or an interest in the Securities Account who is a Holder and, for United States federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, of the District of Columbia, or of any State (except, in the case of a partnership, to the extent provided in the Regulations), (iii) an estate the income of which is subject to United States federal income tax, regardless of its source, or (iv) a trust if
(a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. To the extent to be prescribed in the Regulations, which Regulations have not been issued, a trust that was in existence on August 20, 1996 (other than a trust treated as owned by the grantor under sections 671 through 679 of the Code), and which was a United States person on August 19, 1996, and properly elected to continue to be treated as a United States person, will be treated as a U.S. Holder for purposes of this discussion notwithstanding the preceding sentence. As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of the depositary shares, the underlying preferred stock, the common stock (including common stock received with respect to the preferred stock), or an interest in the Securities Account who is a Holder and, for United States federal income tax purposes, is not a U.S. Holder.

   THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND A PROSPECTIVE PURCHASER SHOULD NOT CONSTRUE THE CONTENTS HEREOF AS TAX ADVICE. EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PERSON OF THE ACQUISITION, OWNERSHIP, OR DISPOSITION OF THE DEPOSITARY SHARES, THE UNDERLYING PREFERRED STOCK, THE COMMON STOCK (INCLUDING COMMON STOCK RECEIVED WITH RESPECT TO THE PREFERRED STOCK), OR AN INTEREST IN THE Securities Account, INCLUDING THE APPLICABILITY AND EFFECT OF ALL FOREIGN, STATE, AND LOCAL TAX LAWS, AND OF ANY CHANGE IN UNITED STATES FEDERAL TAX LAW OR ADMINISTRATIVE OR JUDICIAL INTERPRETATION THEREOF SINCE THE DATE OF THIS OFFERING MEMORANDUM.

General

 Depositary Share Arrangement

   Each depositary share represents one-twentieth of a share of preferred stock deposited under the Deposit Agreement. Subject to the terms of the Deposit Agreement, each Holder who holds a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all of the rights and preferences of the preferred stock represented thereby and subject, proportionately, to all of the limitations of the preferred stock represented thereby, as contained in the certificate of designation for the preferred stock. As a result, a Holder who holds depositary shares will generally be treated, for United States federal income tax purposes, as the owner of its proportionate interest in the underlying shares of preferred stock held by the Depository. Accordingly, no gain or loss will be recognized upon the exchange of the depositary shares for the Holder's proportionate interest in the shares of the preferred stock represented thereby, the Holder's tax basis in such shares of the preferred stock will be the same as its tax basis in the depositary shares surrendered therefor, and the holding period of such shares of the preferred stock will include the period during which the Holder held the surrendered depositary shares. The United States federal tax treatment for Holders who hold depositary shares is generally the same as the United States federal tax treatment described below for Holders who hold shares of the underlying preferred stock directly, and references in this discussion to shares of the preferred stock are intended to include the depositary shares where appropriate.

 Securities Account

   Pursuant to the terms of the Securities Account Agreement, each Holder who holds shares of the preferred stock should be treated as holding a direct interest in the Securities Account and owning a pro rata portion of the assets held in the Securities Account. Although there is no authority directly applicable to the treatment of the Securities Account, we believe that the intended treatment is appropriate for United States federal income tax purposes because (i) the Securities Account assets are not intended to be subject to the claims of our creditors, (ii) we will not be entitled to receive the Securities Account assets except under limited circumstances, and (iii) earnings generated by the Securities Account assets will be available for distribution to or application for the benefit of the Holders. As a result, we will not treat the cash deposited in the Securities Account as received in exchange for shares of the preferred stock. Instead, we intend to take the position that the purchase of a share of preferred stock together with an interest in the Securities Account, is the equivalent of a purchase of a unit for United States federal income tax purposes. Under such treatment, the issue price of each component (i.e., the preferred stock and an interest in the Securities Account) comprising the unit would be determined by allocating the issue price of the unit between the components based on their relative fair market values on the date of issuance, and the initial tax basis of each such component would equal its issue price.

U.S. Holders

 Shares of Preferred Stock

 Distributions

   General. Distributions of cash or shares of common stock with respect to shares of the preferred stock following the Deposit Expiration Date will constitute dividend income for United States federal income tax purposes, subject to tax as ordinary income, to the extent paid from our current or accumulated earnings and profits as determined for United States federal income tax purposes. In the case of a distribution of shares of common stock, the amount of such distribution will equal the fair market value of such shares on the date of distribution. For a summary of the United States federal income tax treatment of the distribution of cash or shares of common stock on or prior to the Deposit Expiration Date, see the discussion below under the heading "U.S. Holders--Securities Account--Income Inclusion; Distributions in Respect of the Quarterly Return Amount."

   We presently do not have any accumulated earnings and profits and we may not have any current earnings and profits in the current taxable year, as determined under United States federal income tax principles. Distributions of cash and shares of common stock paid to a U.S. Holder in excess of our current and accumulated earnings and profits will be treated as a nontaxable return of capital and will reduce the U.S. Holder's adjusted tax basis in its shares of preferred stock, but not below zero. Distributions paid to a U.S. Holder in excess of the U.S. Holder's adjusted tax basis in its shares of preferred stock will be subject to tax as capital gain and will constitute long-term capital gain if the U.S. Holder's holding period is more than one year.

   Dividends Received Deduction and Extraordinary Dividend Treatment. Corporate U.S. Holders will generally be entitled to claim as a deduction 70 percent of the amount of any distribution on shares of preferred stock that qualifies as a dividend for United States federal income tax purposes, subject to limitations, including limitations relating to minimum holding periods, the financing of such U.S. Holder's acquisition or ownership of shares of preferred stock, and alternative minimum tax. In addition, if the distribution constitutes an "extraordinary dividend" within the meaning of section 1059 of the Code, a corporate U.S. Holder may be required to reduce its adjusted tax basis in its shares of preferred stock by the amount of the dividend excluded from income under the dividends received deduction provisions. Distributions with respect to shares of the preferred stock will not qualify as dividends and thus, will not be eligible for the dividends received deduction, unless and until such distributions are paid out of current or accumulated earnings and profits for United States federal income tax purposes.

 Constructive Distributions

   Redemption Premium. Under certain circumstances, section 305 of the Code requires that any excess of the redemption price of the preferred stock over its issue price, subject to a de minimis exception, be treated as a constructive distribution and be taken into account by a U.S. Holder on an economic accrual basis, prior to actual receipt of the redemption premium. For purposes of this provision, the Regulations disregard any premium attributable to optional redemption provisions that are not more likely than not to occur based on all of the facts and circumstances as of the issue date. A premium will be treated as not more likely than not to occur under the Regulations if
(i) the issuer and the holder are not related, applying certain modified related party rules, (ii) no plan, arrangement, or agreement exists that effectively requires or is intended to compel the issuer to exercise the redemption right, and (iii) the exercise of the redemption right would not reduce the yield on the preferred stock. Due to the nature of our redemption rights (see Description of the Preferred Stock--Optional Redemption and Description of the Preferred Stock--Conversion Rights--Conversion at our Option) we do not intend to treat the preferred stock as being subject to the redemption premium provisions of section 305 of the Code.

   Adjustment of Conversion Price. In general, any adjustment in the conversion price that increases the interest of the U.S. Holders who hold shares of the preferred stock in our assets or earnings and profits will result in a constructive dividend distribution to such U.S. Holders, unless a safe harbor under the Regulations applies. The antidilution safe harbor provides that changes in the conversion price made solely to avoid dilution in the interests of U.S. Holders who hold shares of the preferred stock will not result in a constructive dividend, but the safe harbor specifically does not cover conversion price adjustments that are made to compensate the U.S. Holders who hold shares of the Preferred Stock for taxable cash or property distributions to other stockholders. The antidilution safe harbor covers some but not all of the possible circumstances that could result in an adjustment to the conversion price with respect to shares of the preferred stock. For example, a decrease in the conversion price in the event of distributions of indebtedness or assets by us will generally result in deemed dividend treatment to U.S. Holders who hold shares of the preferred stock to the extent of our applicable earnings and profits, but generally a decrease in the event of stock dividends or the distribution of rights to subscribe for our common stock will not result in a taxable stock dividend.

 Sale, Redemption, or Conversion

   Sale. Upon a sale or other disposition, other than a redemption or conversion, of shares of the preferred stock, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized by the U.S. Holder (other than the amount, if any, treated as received in respect of a disposition of an interest in the Securities Account) and the U.S. Holder's adjusted tax basis in such shares. Such gain or loss will be long-term gain or loss if the U.S. Holder's holding period with respect to the shares of preferred stock is more than one year.

   Redemption. Generally, any gain or loss recognized by a U.S. Holder upon redemption of the shares of preferred stock for cash will be treated as gain or loss from the sale or exchange of such shares if, taking into account stock that is actually or constructively owned as determined under section 318 of the
Code: (i) such U.S. Holder's equity interest in the Company (including shares of preferred stock and common stock) is completely terminated as a result of the redemption, (ii) such U.S. Holder's percentage ownership in our voting stock immediately after the redemption is less than 80% of such percentage ownership immediately before the redemption, or (iii) the redemption is "not essentially equivalent to a dividend," within the meaning of section 302 of the Code. In applying each of these tests, certain attribution and constructive ownership rules apply. If none of the foregoing tests is met, the proceeds of the redemption will be treated as a distribution, potentially subject to tax as ordinary dividend income, as described above under the heading "U.S. Holders--- Shares of Preferred Stock--Distributions."

   In the event that we redeem shares of preferred stock for a combination of cash and shares of common stock, a U.S. Holder who holds shares of preferred stock will recognize gain, but not loss, in an amount equal to the lesser of the gain, if any, realized in the redemption and the cash received. Any such gain will be subject to tax as capital gain unless none of the tests described in the foregoing paragraph are met, in which case such gain will be treated as a distribution, potentially subject to tax as ordinary dividend income, as described above under the heading "U.S. Holders--Shares of Preferred Stock-- Distributions." In the event that we redeem shares of the preferred stock solely for shares of common stock, such redemption will generally be a tax-free transaction as described below under the heading "U.S. Holders--Sale, Redemption, or Conversion--Conversion of Shares of Preferred Stock."

   In addition, any cash or shares of common stock received by a U.S. Holder upon a redemption of shares of preferred stock, that are attributable to dividend arrearages will be treated as a distribution with respect to the shares of preferred stock, in an amount equal to the cash or the fair market value of the shares of common stock as determined on the date of distribution, potentially subject to tax as ordinary dividend income, as described above under the heading "U.S. Holders--Shares of Preferred Stock--Distributions." A U.S. Holder will have a tax basis in such shares of common stock equal to their fair market value as determined on the date of distribution and the holding period of such shares will begin on the day following that date. In the event that funds remaining in the Securities Account are paid to us as a result of a redemption of shares of preferred stock on or prior to the Deposit Expiration Date, such payment should not represent a current deduction for United States federal income tax purposes, but rather an additional contribution by the U.S. Holder that should increase the U.S. Holder's adjusted tax basis in its shares of our preferred stock or common stock.

   Conversion of Shares of Preferred Stock. A U.S. Holder will generally not recognize gain or loss as a result of a conversion of shares of preferred stock into shares of common stock, except to the extent of cash received in lieu of a fractional share of common stock. In addition, the fair market value of any shares of common stock received by a U.S. Holder, upon conversion of shares of preferred stock, that are attributable to dividend arrearages will be treated as a distribution on such shares of preferred stock, potentially subject to tax as ordinary dividend income, as described above under the heading "U.S. Holders--Shares of Preferred Stock--Distributions."

   Generally, the adjusted tax basis of the shares of common stock received pursuant to the exercise of the conversion feature will equal the tax basis of the shares of preferred stock surrendered in exchange therefor and the holding period of the shares of common stock received upon conversion will include the holding period of such shares of preferred stock. Any shares of common stock received by a U.S. Holder that are attributable to dividend arrearages, however, will have a tax basis equal to the fair market value of the shares as determined on the date of distribution and the holding period of the shares will begin on the day following such date. In the event that funds remaining in the Securities Account are paid to us as a result of a conversion of shares of preferred stock into shares of common stock, on or prior to the Deposit Expiration Date, the amount paid should not represent a current deduction for United States federal income tax purpose, but rather an additional contribution by the U.S. Holder that should be added to the adjusted tax basis of the shares of preferred stock surrendered in arriving at the initial adjusted tax basis in the shares of common stock received pursuant to the exercise of the conversion.

 Securities Account

 Income Inclusion; Distributions in Respect of the Quarterly Return Amount

   In accordance with the treatment of U.S. Holders who hold an interest in the Securities Account as owning a pro rata portion of the assets held in the Securities Account, each such U.S. Holders should include in income its pro rata share of the items of income and gain earned on the investments held in the Securities Account when such items are accrued or received in accordance with the U.S. Holder's regular method of tax accounting. As a result, cash distributions of the Quarterly Return Amount paid to a U.S. Holder from the Securities Account should generally be treated as nontaxable withdrawals of a portion of the funds held in the Securities Account.

   Shares of common stock purchased by the Depositary from Securities Account funds and distributed to a U.S. Holder who holds an interest in the Securities Account should generally be treated as a purchase of such shares by the U.S. Holder for an amount equal to the U.S. Holder's share of the Securities Account funds used to purchase such shares of common stock. The shares of common stock received should generally have a tax basis equal to their fair market value, determined as of the date on which the Depositary purchased such shares, and a holding period that begins on the day following such date. Although there is no authority directly addressing the issue, to the extent that the fair market value of the shares of common stock, as determined on the date of purchase by the Depositary, exceeds the amount paid by the Depositary for the shares, it is likely that the excess would be treated as a payment on the shares of preferred stock, in which case such amount should be treated as a distribution on the shares of preferred stock held by the U.S. Holder, potentially subject to tax as ordinary dividend income, as described above under the heading "U.S. Holders--Shares of Preferred Stock--Distributions."

 Sale or Exchange

   Upon a sale, exchange, or other disposition of an interest in the Securities Account, including a disposition of the Securities Account in connection with a redemption or conversion of shares of Preferred Stock on or prior to the Deposit Expiration Date, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized by the U.S. Holder (other than the amount received, if any, in respect of accrued but unpaid items of interest income earned on investments held in the Securities Account) and the

U.S. Holder's adjusted tax basis in the Securities Account assets. Such gain or loss will be short term or long-term depending upon the holding period of the investments held in the Securities Account. For a discussion of tax bases adjustments to shares of preferred stock that are redeemed, or a conversion of shares of preferred stock into shares of common stock, in either case on or prior to the Deposit Expiration Date, see the discussion above under the heading "U.S. Holders--Shares of Preferred Stock---Sale, Redemption, or Conversion."

 Common Stock

   Distributions with respect to shares of common stock will generally be subject to tax to U.S. Holders in the manner and under the circumstances described above for distributions with respect to shares of the preferred stock. In addition, upon the sale or other taxable disposition of shares of common stock, U.S. Holders will generally be subject to tax in the same manner and under the circumstances described above with respect to shares of the preferred stock.

Non-U.S. Holders

 Distributions of Shares of Common Stock and Preferred Stock

   A distribution of cash with respect to common stock, or a distribution of cash or shares of common stock with respect to shares of preferred stock, that constitutes the payment of a dividend for purposes of United States federal income taxation, as discussed above under the heading "U.S. Holders--Shares of Preferred Stock--Distributions," will generally be subject to withholding of United States federal income tax at the rate of 30 per cent unless the dividend is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, in which case the dividend will be subject to the United States federal income tax imposed on net income on the same basis that applies to United States persons generally (and, with respect to corporate Non-U.S. Holders and under certain circumstances, the branch profits tax). Distributions in excess of current or accumulated earnings and profits generally are treated as dividends for purposes of the foregoing. Under regulations effective for payments made after December 31, 2000, however, corporations may elect to treat distributions in excess of current or accumulated earnings and profits as distributions other than dividends not subject to withholding to the extent of such excess.

   Non-U.S. Holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes. Non-U.S. Holders may be able to claim a refund for over-withheld amounts by filing an appropriate claim for a refund with the Internal Revenue Service. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim such treaty benefits.

   In the case of any distribution made in shares of common stock that is treated as a dividend for United States federal income tax purposes, we intend to withhold a number of shares of common stock with a fair market value equal to the amount of any United States federal taxes that are required to be withheld. In addition, in the event of any deemed dividend distribution resulting from an adjustment to the conversion price as discussed above under the heading "U.S. Holders--Shares of Preferred Stock--Constructive Distributions-- Adjustment of Conversion Price," we intend to withhold, on the next distribution of any value to Non-U.S. Holders who hold shares of preferred stock, an amount equal to any United States federal taxes that are required to be withheld in respect of any such deemed dividend distribution.

 Distributions from the Securities Account

   Because a distribution paid from the Securities Account in respect of the Quarterly Return Amount should be treated as nontaxable withdrawal of a portion of the funds held in the Securities Account as discussed above under the heading "U.S. Holders--Securities Account--Income Inclusions; Distributions in Respect of the Quarterly Return Amount, a Non-U.S. Holder should not generally be subject to United States federal income or withholding tax on such distribution. Distributions made from the Securities Account attributable to amounts earned on United States government obligations held by the Securities Account should also be exempt from

United States federal income or withholding tax as portfolio interest, provided that the Non-U.S. Holder provides to the Depositary a properly completed United States Internal Revenue Service Form W-8 (or Form W-8BEN) or a similar substitute form.

   Shares of common stock purchased by the Depositary from Securities Account funds and distributed to a Non-U.S. Holder of an interest in the Securities Account should generally be treated as a purchase of shares of common stock by the Non-U.S. Holder for an amount equal to the Non-U.S. Holder's share of the Securities Account funds used to purchase such shares of common stock. The shares of common stock received should have a tax basis equal to their fair market value, determined as of the date on which the Depositary purchased such shares, and a holding period that begins on the following date. To the extent that the fair market value of the shares of common stock, as determined on the date of purchase by the Depositary, exceeds the amount paid by the Depositary for the shares, the excess should be treated as a distribution on the shares of preferred stock held by the Non-U.S. Holder, potentially subject to United States federal withholding taxation, as described above under the heading "Non-U.S. Holders--Distributions of Shares of Common Stock and Preferred Stock."

 Sale, Redemption, or Conversion of Preferred Shares; Sale of Interest in Securities Account; Sale of Common Stock

   A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption, or other disposition of shares of preferred stock or common stock, or a sale or other disposition of an interest in the Securities Account, unless (i) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met. Gain that is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder will be subject to United States federal income tax imposed on net income on the same basis that applies to United States persons generally (and, with respect to corporate Non-U.S. Holders and under certain circumstances, the branch profits tax) but will not be subject to withholding tax. Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules.

   In addition, any cash or shares of common stock received by a Non-U.S. Holder upon a conversion or redemption of shares of preferred stock that are attributable to dividend arrearages will be treated as a distribution on the shares of preferred stock, in an amount equal to the cash or the fair market value of shares of common stock as determined on the date of distribution, potentially subject to United States federal withholding tax, as described above under the heading "Non-U.S. Holders-- Distributions of Shares of Common Stock and Preferred Stock."

 United States Federal Estate Taxes

   The value of any shares of preferred stock or common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States on the date of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Any United States government obligations held by the Securities Account that are treated as owned by such an individual, however, should not be included in such individual's estate for United States federal estate tax purposes.

 Backup Withholding and Information Reporting

   Current United States federal income tax law provides that in the case of payments of dividends and interest to a Non-U.S. Holder, the 31% backup withholding tax will not apply provided that the Non-U.S. Holder certifies to its status as a non-United States person on a United States Internal Revenue Service Form W-8 (or Form W-8BEN) or similar substitute form, or an exemption has otherwise been established, provided in each case that we or the paying agent, as the case may be, do not have actual knowledge that the payee is a United States person.

   Under current Regulations, payments of the proceeds of the sale of shares of preferred stock or common stock, or an interest in the Securities Account, to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50 percent or more of whose gross income is from a United States trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the holder is not a United States person and certain other conditions are met or the holder otherwise establishes an exemption. Payment of the proceeds of a sale to or through the United States office of a broker is subject to backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

   Recently, the Treasury Department has promulgated final Regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the Final Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The Final Regulations are anticipated to become effective for payments made after December 31, 2000.

                                  UNDERWRITING

   Subject to the terms and conditions of an Underwriting Agreement, dated December 1, 1999 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), who are represented by Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated (the "Representatives"), have severally agreed to purchase from UnitedGlobalCom the respective number of shares of Common Stock and Depositary Shares set forth opposite their names below.

                                                       Number of   Number of
                                                       Shares of   Depositary
          Underwriters                                Common Stock   Shares
          ------------                                ------------ ----------
   Donaldson, Lufkin & Jenrette Securities
    Corporation......................................   3,500,000  1,750,000
   Morgan Stanley & Co. Incorporated.................   3,500,000  1,750,000
   Goldman, Sachs & Co. .............................   1,500,000    750,000
   Merrill Lynch, Pierce, Fenner & Smith
        Incorporated.................................   1,500,000    750,000
                                                       ----------  ---------
     Total...........................................  10,000,000  5,000,000
                                                       ==========  =========

   The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock and the Depositary Shares offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby if any are purchased and all Depositary Shares offered hereby if any are purchased (in each case, other than shares covered by the overallotment option described below).

   The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers (including the Underwriters) at such price less a concession not in excess of $0.5310 per share. The Underwriters may allow, and such dealers may re-allow, to certain other dealers a concession not in excess of $0.1000 per share. After the initial offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice.

   The following table shows the underwriting fees that we will pay to the Underwriters in connection with the offering of Common Stock. These amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares of Common Stock.

                                                                Paid by us
                                                          ----------------------
                                                              No        Full
                                                           Exercise   Exercise
                                                          ---------- -----------
     Per share...........................................    $0.8856     $0.8856
     Total............................................... $8,856,000 $10,184,400

   The Underwriters initially propose to offer the Depositary Shares in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers (including the Underwriters) at such price less a concession not in excess of $0.75 per Depositary Share. After the initial offering of the Depositary Shares, the public offering price and other selling terms may be changed by the Representatives at any time without notice.

   The following table shows the underwriting fees that we will pay to the Underwriters in connection with the offering of Depositary Shares. These amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional Depositary Shares.

                                                                Paid by us
                                                           ---------------------
                                                               No        Full
                                                            Exercise   Exercise
                                                           ---------- ----------
     Per share............................................    $1.2500    $1.2500
     Total................................................ $6,250,000 $7,187,500

   We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.0 million.

   UnitedGlobalCom has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus Supplement to purchase, from time to time, in whole or in part, up to an aggregate of 1,500,000 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover overallotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

   In addition, UnitedGlobalCom has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus Supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 750,000 additional Depositary Shares at the initial public offering price less underwriting discounts and commissions and amounts deposited by the Underwriters in the Securities Account. The Underwriters may exercise such option solely to cover overallotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

   UnitedGlobalCom has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the Underwriters may be required to make in respect thereof.

   UnitedGlobalCom and some of its executive officers, directors and certain stockholders have agreed with the Underwriters subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, without the prior written consent of the Representatives any shares of Common Stock, or Preferred Stock, or any securities convertible into or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire, Common Stock or Preferred Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of any Common Stock or Preferred Stock, or enter into any agreement to do any of the foregoing, for a period of 45 days after the date of this Prospectus Supplement.

   The Class A common stock of UnitedGlobalCom is traded on the Nasdaq National Stock Market under the symbol "UCOMA." UnitedGlobalCom has applied for the Depository Shares to be listed on the Nasdaq National Stock Market under the symbol "UCOMP."

   Other than in the United States, no action has been taken by UnitedGlobalCom or the Underwriters that would permit a public offering of the shares of Common Stock or the Depositary Shares offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock and the Depositary Shares offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus Supplement or the accompanying Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock or any Depositary Shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus Supplement or the accompanying Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock or any Depositary Shares offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

   In the event Class A Common Stock and the Depositary Shares do not constitute excepted securities under the provisions of Regulation M by the Commission, the Underwriters and dealers may engage in passive market making transactions in accordance with Rule 103. In general, a passive market maker may not bid for or purchase shares of Common Stock or the Depositary Shares at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock or the Depositary Shares during a specified two-month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock or the Depositary Shares above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

   In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock or the Depositary Shares. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock or the Depositary Shares in the open market to cover such syndicate short position or to stabilize the price of the Common Stock or the Depositary Shares. These activities may stabilize or maintain the market price of the Common Stock or the Depositary Shares above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

   The Underwriters are providing, have provided and may in the future provide investment banking or other financial services to us and our affiliates in the ordinary course of business and will receive customary compensation in connection therewith. In connection with the private placement of our Depositary Shares representing fractional shares of our 7% Series C Senior Cumulative Convertible Preferred Stock, Donaldson, Lufkin & Jenrette Securities Corporation acted as bookrunning manager and as an initial purchaser and Goldman, Sachs & Co. acted as a co-lead manager and an initial purchaser. Donaldson, Lufkin & Jenrette Securities Corporation acted as solicitation agent in connection with consent solicitations involving UIH Australia/Pacific, Inc's. 14% Senior Discount Notes due 2006 and has provided and is providing financial advisory services and strategic advice to us for which it will receive compensation. In connection with the February initial public offering of 44,600,000 UPC ordinary shares, Goldman Sachs International, an affiliate of Goldman, Sachs & Co., acted as a joint global coordinator of the international offering and the United States offering, Goldman Sachs International acted as an underwriter in connection the international offering and Goldman, Sachs & Co. acted as an underwriter in connection with the United States offering; Donaldson Lufkin & Jenrette International, an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, acted as an underwriter in connection with the international offering and Donaldson Lufkin & Jenrette Securities Corporation acted as an underwriter in connection with the United States offering. In connection with the July public offering of 15,000,000 UPC ordinary shares A, Morgan Stanley & Co. International Limited, an affiliate of Morgan Stanley & Co. Incorporated, and Goldman Sachs International acted as joint global coordinators and joint bookrunning managers of the international offering and the United States offering; Morgan Stanley & Co. International Limited, Merrill Lynch International, an affiliate of Merrill Lynch & Co., Goldman Sachs International and Donaldson Lufkin & Jenrette International acted as underwriters in connection with the international offering; and Morgan Stanley & Co. International Limited, Merrill Lynch International, Goldman Sachs International and Donaldson, Lufkin & Jenrette International acted as underwriters in connection with the United States offering. Morgan Stanley & Co. International Limited acted as sole bookrunning manager. In connection with the placement of UPC's $200,000,000 10 7/8% Senior Notes due 2007,
(Euro)100,000,000 10 7/8% Senior Notes due 2007, $252,000,000 11 1/4% Senior
Notes due 2009, (Euro)101,000,000 11 1/4% Senior Notes due 2009, $478,000,000
13 3/8% Senior Discount Notes due 2009, and (Euro)191,000,000 13 3/8% Senior Discount Notes due 2009, Morgan Stanley & Co. International Limited acted as sole bookrunning manager and Morgan Stanley

& Co. International Limited, Donaldson Lufkin & Jenrette International, Goldman Sachs International and Merrill Lynch International acted as initial purchasers.

                                 LEGAL MATTERS

   The validity of the securities offered hereby will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado. Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, has passed upon certain matters regarding this offering for the underwriters.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                 $1,200,000,000

                                  -----------

  The following are types of securities that we may offer and sell under this prospectus:

  . common stock (which may include shares being sold by certain of our stockholders)

  . debt securities

  . preferred stock

  We may offer these securities separately or as units which may include other securities. We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

  . Maturity

  . Interest rate

  . Sinking fund terms

  . Currency of payments

  . Requirements to repurchase the securities

  . Redemption terms

  . Listing on a securities exchange

  . Amount payable at maturity

  . Restrictive covenants

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

  We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

                               November 22, 1999

                             UNITEDGLOBALCOM, INC.

  We are a leading broadband communications provider outside the United States. We provide multi-channel television services in over 20 countries worldwide and telephone and Internet/data services in a growing number of our international markets. Our operations are grouped into three major geographic regions: Europe, Asia/Pacific and Latin America. Our European operations are held through our approximately 55.1% owned, publicly traded subsidiary, United Pan-Europe Communications N.V., which is the largest pan-European broadband communications provider (multi-channel television, telephone and Internet/data) in terms of numbers of subscribers. Our primary Asia/Pacific operations are primarily held through our approximately 75.5% owned, publicly traded subsidiary, Austar United, which owns the largest provider of multi-channel television services in regional Australia, various Australian programming interests and the only full service provider of broadband communications in New Zealand. Our primary Latin American operation is VTR Hipercable S.A., Chile's largest multi-channel television provider and a growing provider of telephone services.

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001

                                USE OF PROCEEDS

  Except as may otherwise be described in the prospectus supplement relating to an offering of securities, we will use the net proceeds from the sale of the securities offered under this prospectus and the prospectus supplement for possible repurchases or pay-down of our outstanding securities or debt and for general corporate purposes, including working capital, acquisitions and other business opportunities. Pending application of the proceeds, we may invest the proceeds in short-term, interest-bearing investments. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement. We will not receive any of the proceeds from the sale of common stock by any selling stockholders.

    RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (000's)

                         For the Year For the Year For the Year For the Year For the Ten  For the Nine
                            Ended        Ended        Ended        Ended     Months Ended Months Ended
                         February 28, February 29, February 28, February 28, December 31, September 30,
                             1995         1996         1997         1998         1998         1999
                         ------------ ------------ ------------ ------------ ------------ -------------
Income (loss) from
 continuing operations
 before other items.....   $(25,583)    $(43,757)    $(95,608)   $(196,364)   $(492,776)    $524,430
Fixed charges and
 preferred stock
 dividends:
  Interest, whether
   expensed or
   capitalized..........      9,328       36,045       79,659      124,288      163,227      234,712
  Preferred stock
   dividend
   requirements.........        --           232        1,221        1,271        1,623        9,126
                           --------     --------     --------    ---------    ---------     --------
    Total fixed charges
     and preferred stock
     dividends..........      9,328       36,277       80,880      125,559      164,850      243,838
Adjusted earnings
 (losses)...............    (16,255)      (7,480)     (14,728)     (70,805)    (327,926)     768,268
Fixed charges and
 preferred stock
 dividends..............      9,328       36,277       80,880      125,559      164,850      243,838
                           --------     --------     --------    ---------    ---------     --------
Ratio of earnings to
 fixed charges and
 preferred stock
 dividends..............        --           --           --           --           --          3.15
Dollar amount of
 coverage deficiency....   $(25,583)    $(43,757)    $(95,608)   $(196,364)   $(492,776)    $    --
                           ========     ========     ========    =========    =========     ========

                         DESCRIPTION OF CAPITAL STOCK

  Our authorized capital stock consists of:

  .  210,000,000 shares of Class A common stock,

  .  30,000,000 shares of Class B common stock and

  .  3,000,000 shares of preferred stock, all $0.01 par value per share.

  As of November 2, 1999, there were outstanding:

  .  69,115,598 shares of Class A common stock,

  .  19,323,940 shares of Class B common stock,

  .  116,185 shares of Series B convertible preferred stock, and

  .  425,000 shares of Series C convertible preferred stock.

  On November 11, 1999, we announced a two-for-one stock split of our Class A common stock and Class B common stock, which occurred on December 1 and is reflected in the outstanding shares above.

Common Stock

  Our Class A common stock and Class B common stock are identical, except that:

  . each share of Class A common stock entitles the holder to one vote, and each share of Class B common stock entitles the holder to ten votes, on each matter to be voted on by our stockholders and

  . each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock. Class A common stock is not convertible into Class B common stock.

  Holders of the Class A common stock and the Class B common stock vote as one class on all matters, including the election of directors, to be voted on by our stockholders, with certain exceptions specified by the Delaware General Corporation Law. Holders of the Class B common stock have the power to control all matters requiring approval of our stockholders voting as a single class.

  Holders of the Class A common stock and Class B common stock are entitled to receive any dividends that are declared by our Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of Class A common stock and Class B common stock are entitled to share in all assets available for distribution to holders of common stock. Holders of Class A common stock and Class B common stock have no preemptive rights. Our Restated Certificate of Incorporation provides that if there is any dividend, subdivision, combination or reclassification of either class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other class of common stock will be made at the same time.

  We have appointed ChaseMellon Shareholder Services as the transfer agent and registrar for the Class A common stock.

Preferred Stock

  Our Series B preferred stock has an initial liquidation value of $212.50 per share. The preference increases at a rate of 6.5% per annum, compounded quarterly, and was $229.23 per share at October 31, 1999. Each share of Series B preferred stock is convertible into the number of shares of Class A common stock equal to the liquidation value at the time of conversion divided by $10.63. We are required to redeem our Series B preferred stock on June 30, 2008.

  Our Series C preferred stock has a liquidation value of $1,000 per share. Each share of Series C preferred stock is convertible at any time at the option of the holder into the number of shares of Class A common stock equal to the liquidation value divided by $42.15 (subject to adjustment). The Series C preferred stock is evidenced by depositary shares, each representing 1/20th of a shares of Series C preferred stock. The purchasers of the Series C preferred stock deposited $29.8 million into an account from which the holders will be entitled to quarterly payments in an amount equal to $17.50 per preferred share commencing on September 30, 1999 through June 30, 2000, in cash or Class A common stock at our option. We have the right to require conversion or after December 31, 2000 if the closing price of our Class A common stock has equaled or exceeded 150% of the conversion price for at least 20 of 30 consecutive trading days or after June 30, 2002 if the closing price has equaled or exceeded 130% of the conversion price for at least 20 of 30 consecutive trading days. We have the option to redeem our Series C preferred stock on or after June 30, 2002.

  We are authorized to issue 3,000,000 shares of preferred stock, of which 541,185 shares are outstanding as of November 15, 1999. Our board of directors is authorized, without any further action by the stockholders, to determine the following for any unissued series of preferred stock:

  .  voting rights,

  .  dividend rights,

  .  dividend rates,

  .  liquidation preferences,

  .  redemption provisions,

  .  sinking fund terms,

  .  conversion or exchange rights,

  .  the number of shares in the series and

  .  other rights, preferences, privileges and restrictions.

  In addition, the preferred stock could have other rights, including economic rights senior to our common stock, so that the issuance of the preferred stock could adversely affect the market value of our common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders. We have no current plans to issue any preferred shares other than the Series B and Series C preferred stock currently outstanding.

Certificate of Incorporation and Bylaws

  The provisions of our certificate of incorporation and bylaws summarized below may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the market price for the shares held by stockholders.

  Our certificate of incorporation or bylaws provide:

  . that directors can be removed from office only for cause and only with the approval of 80% of the votes of outstanding shares of stock entitled to vote in the election of directors,

  . for a classified board of directors, with each class containing as nearly as possible one-third of the number of directors on the board and the members of each class serving for three-year terms,

  . that vacancies on the board of directors may be filled only by the remaining directors,

  . that the stockholders may take action only at an annual or special meeting of stockholders, and not by written consent of the stockholders,

  . that special meetings of stockholders generally can be called only by the board of directors,

  . that our stockholders may adopt, amend or repeal Bylaws only with the approval of holders of at least 80% of the voting power, and

  . for an advance notice procedure for the nomination, other than by the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, we must receive notice of intent to nominate a director or raise business at meetings not less than 30 nor more than 60 days before the meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The affirmative vote of the holders of at least 80% of the voting power is required to amend or repeal these provisions or to provide for cumulative voting.

Delaware General Corporation Law, Section 203

  We are subject to Section 203 of the Delaware General Corporation Law, which limits the ability of a publicly held Delaware corporation to consummate a "business combination" with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

  . before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  . upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and certain shares held by employee stock plans); or

  . following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

  An "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, owned) 15% or more of a corporation's outstanding voting stock.

  For purposes of Section 203, the term "business combination" is defined broadly to include:

  .  mergers with or caused by the interested stockholder;

  . sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock;

  . the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or other transactions that do not increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or

  . receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

                      DESCRIPTION OF THE DEBT SECURITIES

  The debt securities will be our direct, unsecured or secured obligations and may be senior debt securities, senior subordinated debt securities or junior subordinated debt securities. The total amount of additional debt securities that we may issue is limited by covenants in our existing debt instruments.

  The debt securities will be issued under one or more indentures in the form that has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures will be subject to and governed by the Trust Indenture Act of 1939.

  We may issue the debt securities in one or more series. Specific terms of each series of debt securities will be contained in resolutions of our board of directors or in a supplemental indenture. The specific terms will be described in a prospectus supplement.

  All debt securities of one series need not be issued at the same time and, unless otherwise provided in the prospectus supplement, we may issue additional debt securities of the series without the consent of the holders.

  The specific terms of the debt securities may include any of the following:

  . the title of the debt securities and whether the debt securities are senior debt securities, senior subordinated debt securities or junior subordinated debt securities;

  . the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

  .  the price at which the debt securities will be issued;

  . any right of the holders to convert the debt securities into stock, including the initial conversion price and rate and the conversion period and any limitations on the transferability of the stock received on conversion;

  .  the dates on which the principal of the debt securities will be payable;

  .  the interest rates, which may be fixed or variable;

  . the dates from which any interest will accrue, the dates on which the interest will be payable, the record dates for the interest payments, the persons to whom the interest will be payable, and the manner of calculating interest;

  . any right of ours to extend the dates on which principal or interest will be payable;

  .  the currency or currencies of payment of principal or interest;

  . the terms applicable to any debt securities issued at a discount from their stated principal amount;

  . the terms, if any, pursuant to which any debt securities will be subordinate to any of our debt;

  . if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which such debt securities are stated to be payable, the manner in which such amounts are determined and the calculation agent, if any, with respect thereto;

  . the places where the principal and any interest will be payable, where the debt securities may be surrendered for registration of transfer and where notices to us regarding the debt securities and the indenture may be served;

  . any right of ours to elect to redeem the debt securities, including the redemption prices and redemption periods;

  . any obligation of ours to redeem the debt securities under any sinking fund or similar provision or at the option of a holder, including the redemption prices and redemption periods;

  . the events that would cause us to be in default and the consequences of default; and

  .  any discharge and release provisions of the indenture.

  The debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount to be payable on acceleration of the maturity. In that case, all material U.S. federal income tax, accounting and other considerations applicable to the securities will be described in the prospectus supplement.

  Except as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur debt or that would protect holders of debt securities in the event of a change of control of us. The prospectus supplement will contain information with respect to any changes to the events of default that are described below.

Covenants

  The prospectus supplement will describe any material covenants of a series of debt securities.

Merger or Sale

  We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless:

  .  we will be the continuing corporation or

  . the successor corporation or person to which our assets are transferred or leased is a U.S. corporation and assumes our obligations on the debt securities and under the indenture. In addition, we cannot effect the transaction unless immediately after, no Event of Default shall have occurred and be continuing. Subject to certain exceptions, when the person to which our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we will be discharged from all our obligations under the debt securities and the indenture.

  This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

  The prospectus supplement and each indenture will describe the events that would cause us to be in default and the consequences of default, including the following:

  . failure to pay interest for 30 days after the date payment is due and payable. A valid extension of an interest payment period by us in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

  . failure to pay principal or any premium on a debt security when due, either at maturity, on any redemption, by declaration or otherwise;

  .  failure to make sinking fund payments when due;

  . failure to perform any other covenant for 90 days after notice that performance was required; and

  .  our bankruptcy, insolvency or reorganization.

  An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment with respect to any series of debt securities shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series may declare the entire principal of all the debt securities of the series to be due and payable immediately. If an event of default involving certain events in bankruptcy, insolvency or reorganization of us or another event of default under a particular series of debt securities shall have occurred and be continuing, the trustee or the holders of not less than 25% in the aggregate principal amount of each affected series of debt securities may declare the entire principal amount of their respective debt securities to be due and payable immediately. Subject to certain conditions, the holders of not less than a majority in aggregate principal amount of the debt securities of a series may rescind and annul any such declarations and consequences with respect to such series.

  The indenture imposes limitations on suits brought by holders of debt securities against us. No holder of debt securities of any series may institute any action against us under the indenture, except actions for payment of overdue principal, premium, if any, or interest, unless:

  . such holder has previously given to the trustee written notice of default and continuance of such default,

  . the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action,

  . the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing such action,

  . the trustee has not instituted the action within 60 days of the request and

  . the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

  We will be required to file annually with the trustee a certificate, signed by one of our officers stating whether or not such officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

  We can discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year or are scheduled for redemption within one year. The discharge may be affected by our irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, on redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

  Unless otherwise provided in the prospectus supplement, we may also discharge our obligations to holders of any series of debt securities at any time ("defeasance"). We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants imposed by the series of debt securities and certain provisions of the indenture, and we may omit to comply with the covenants without creating an event of default ("covenant defeasance"). Defeasance and covenant defeasance may be effected only if:

  . we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay at maturity or on redemption the principal, premium, if any, and interest on all outstanding debt securities of such series;

  . we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of such series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' U.S. federal income tax treatment of principal, premium, if any, and interest payments on such series of debt securities and

  . in the case of subordinated debt securities, no event or condition shall exist that, under the subordination provisions applicable to such series, would prevent us from making payments of principal of, premium, if any, and interest on any of the subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

  Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

  The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

  .  secure any debt securities,

  .  evidence the assumption by a successor corporation of our obligations,

  .  add covenants for the protection of the holders of debt securities,

  .  cure any ambiguity or correct any inconsistency in the indenture,

  .  establish the forms or terms of debt securities of any series and

  . evidence and provide for the acceptance of appointment by a successor trustee.

  The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of such debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

  .  extend the final maturity of any debt security;

  .  reduce the principal amount or premium, if any;

  .  reduce the rate or extend the time of payment of interest;

  .  reduce any amount payable on redemption;

  . change the currency in which the principal (other than as otherwise may be provided with respect to such series), premium, if any, or interest is payable;

  . reduce the amount of the principal of any debt security issued with an original issue discount that is payable on acceleration or provable in bankruptcy;

  . alter certain provisions of the Indenture relating to the debt securities not denominated in U.S. dollars;

  . impair the right to institute suit for the enforcement of any payment on any debt security when due; or

  . reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

  The indenture provides that no incorporator and no past, present or future shareholder, officer or director, of UGC or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

  The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the state of New York.

Subordination

  The prospectus supplement will describe any subordination provisions and will define the senior debt to which the debt securities may be subordinated and will set forth the approximate amount of senior debt outstanding as of the end of UGC's most recent fiscal quarter.

                              BOOK-ENTRY ISSUANCE

  Unless otherwise specified in the applicable prospectus supplement, DTC will act as depositary for securities issued in the form of global securities. The securities will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global securities will be issued for the securities representing in the aggregate the total number of the securities, and will be deposited with or on behalf of DTC.

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or through others. The rules applicable to DTC and its participants are on file with the SEC.

  Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The beneficial ownership interest of each actual purchaser of each security is in turn recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are tobe accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities, except if use of the book-entry system for the securities is discontinued.

  DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

  DTC delivers notices and other communications to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners under arrangements among them, subject to any statutory or regulatory requirements.

  Redemption notices will be sent to Cede & Co. as the registered holder of securities issued in the form of global securities. If less than all of a series of the securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

  Although voting with respect to securities issued in the form of global securities is limited to the holders of record of the securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date, identified in a listing attached to the omnibus proxy.

  Payments for securities issued in the form of global securities will be made by the issuer of the securities to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements. Payments to DTC are the responsibility of the issuer of the securities, disbursements of the payments to direct participants are the responsibility of DTC, and disbursements of the payments to the beneficial owners are the responsibility of direct and indirect participants.

  DTC may discontinue providing its services as depository with respect to any securities at any time by giving reasonable notice to the issuer of the securities. In the event that a successor depositary is not obtained, individual security certificates representing the securities are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their operations.

                             SELLING STOCKHOLDERS

  Some of the shares of common stock being offered by this prospectus may be offered by certain selling stockholders, including our officers or directors. Identification of any such selling stockholder will be made in the applicable prospectus supplement.

                             PLAN OF DISTRIBUTION

  We (and with respect to shares of common stock, the selling stockholders) may sell any of the securities being offered in any one or more of the following ways from time to time:

  .  through agents;

  .  to or through underwriters;

  .  through dealers; and

  .  directly by us.

  The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

  Offers to purchase securities may be solicited by agents designated by us. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment. The agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

  If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with underwriters at the time an agreement for the sale is reached. In that case, the names of the specific managing underwriter or underwriters, as well as any other underwriters, the amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the securities. The underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters will be obligated to purchase all the securities if any are purchased.

  We may grant to the underwriters options to purchase additional securities to cover any over-allotments at the initial public offering price, with additional underwriting commissions or discounts, as may be set forth in the prospectus supplement.

  If a dealer is used in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

  Offers to purchase securities may be solicited directly by us and may be sold by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale. The terms of the sales will be described in the prospectus supplement.

  If described in the prospectus supplement, securities may also be offered and sold, in connection with a remarketing on their purchase, in accordance with a redemption or repayment under their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and its compensation and the terms of any agreement with us will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

  If described in the prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities under delayed delivery contracts accepted by us.

  Agents, underwriters, dealers and remarketing firms may be entitled under agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution for payments that the agents, underwriters, dealers and remarketing firms may be required to make.

  Each series of securities will be a new issue. Other than the Class A common stock, which trades on the Nasdaq National Market SM, new securities will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the prospectus supplement, we will not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

  Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

  The validity of the common stock and the preferred stock and the status of the debt securities as our binding obligations will be passed on for us by Holme Roberts & Owen LLP, Denver, Colorado. Certain legal matters will be passed on for any underwriters, agents and dealers by underwriters' counsel. We will identify in a prospectus supplement underwriters' counsel and the legal matters that underwriters' counsel will pass on for any underwriters.

                                    EXPERTS

  Our consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement from our Transition Report on Form 10-K for the ten months ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of United International Properties, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement from our Transition Report on Form 10-K for the ten months ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. In that report, that firm states that with respect to the year ended February 28, 1998, it did not audit the financial statements of Tele Cable de Morelos S.A. de C.V. and related companies ("Megapo"), as of and for the year ended December 31, 1997, an investment that is reflected in its consolidated financial statements using the equity method of accounting. Instead its report with respect to Megapo is based on the report of other auditors (Galaz, Gomez Morfin, Chavero, Yamazaki S.C.). The reports referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in giving said reports.

  The consolidated financial statements of UIH Europe, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement from our Transition Report on Form 10-K for the ten months ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of United Telekabel Holding N.V. as of December 31, 1998 and for the period from August 6, 1998 (inception) to December 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement from our Transition Report on Form 10-K for the ten months ended December 31, 1998 have been audited by Arthur Andersen, independent auditors, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of N.V. TeleKabel Beheer as of December 31, 1998 and for the year then ended incorporated by reference in this prospectus and elsewhere in the registration statement from our Form 8-K dated June 28, 1999, have been audited by Arthur Andersen, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of A2000 Holding N.V. incorporated by reference in this prospectus and elsewhere in the registration statement from our Form 8-K dated June 28, 1999, have been audited by Arthur Andersen, independent auditors, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of Kabel Plus a.s. and subsidiaries as of December 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement from our Form 8-K dated June 28, 1999, have been audited by Arthur Andersen s.r.o., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of N.V. TeleKabel Beheer as of December 31, 1997 and 1996, and for the two years ended December 31, 1997 and 1996, and for the period from August 22, 1995 (date of incorporation) until December 31, 1995 incorporated by reference in this prospectus and elsewhere in the registration statement from our Form 8-K/A-1 dated February 17, 1999, have been audited by PricewaterhouseCoopers N.V., independent accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of @Entertainment, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement from our Form 8-K dated June 28, 1999 and Form 8-K/A-1 dated July 30, 1999, have been audited by KPMG Polska Sp. zo.o., independent auditors, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

    Judiciary Plaza, Room 10024
    450 Fifth Street, N.W. Street
    Washington, D.C. 20549

    Seven World Trade Center,
    Suite 1300
    New York, New York 10048

    Citicorp Center
    500 West Madison Street
    Suite 1400
    Chicago, Illinois 60661

  You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

  The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us that file electronically with the SEC. The address of that site is http://www.sec.gov. Our Class A common stock is traded on the Nasdaq National MarketSM, and copies of reports, proxy statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  We have filed with the SEC registration statements on Form S-3 that register the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  We have filed the following documents with the SEC (File No. 0-21974) and these documents are incorporated in this prospectus by reference and made a part hereof.

  . Our Transition Report on Form 10-K for the ten months ended December 31, 1998 (as amended by Form 10K/A filed June 24, 1999).

  . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

  . Our Proxy Statement for a special meeting dated June 24, 1999, filed June 21, 1999.

  . Our Proxy Statement for our annual stockholders' meeting dated August 5, 1999, filed August 5, 1999.

  . Our Current Reports on Form 8-K dated February 17, 1999 (as amended by Form 8K/A-1 filed on March 12, 1999), February 24, April 29, June 16, June 28, July 6, July 23, July 30 (as amended by Form 8K/A-1 filed on August 30, 1999), September 7, 1999 and November 12, 1999.

  All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference in this prospectus and tobe a part hereof from the dates of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

  We will provide you without charge upon your written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should be directed to UnitedGlobalCom, Director of Finance, 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237 (telephone number 303-770-4001).

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                           [LOGO OF UNITEDGLOBALCOM]

                    10,000,000 Shares Class A Common Stock

                          5,000,000 Depositary Shares

                    Each Representing 1/20th of a Share of

           7% Series D Senior Cumulative Convertible Preferred Stock

        (Liquidation Reference equivalent to $50 per Depositary Share)

                               ----------------

                                  PROSPECTUS

                               ----------------


                          Joint Bookrunning Managers

Donaldson, Lufkin & Jenrette

                                                     Morgan Stanley Dean Witter
                               ----------------
Goldman, Sachs & Co.                                        Merrill Lynch & Co.

                               December 2, 1999

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 No dealer, salesperson or other person has been authorized to give any infor-
mation or to make any representations other than those contained in this pro-spectus supplement or the accompanying prospectus, and, if given or made, such information or representations must not be relied upon as having been autho-rized by UnitedGlobalCom or any of the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or so-licitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall create any implication that the information contained herein is correct as of any time subsequent to its date.

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